UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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FBL Financial Group, Inc.

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FBL Financial Group, Inc.

5400 University Avenue
West Des Moines, IA 50266

NOTICE OF ANNUAL MEETING

Dear Shareholder:

          The Annual Meeting of Shareholders of FBL Financial Group, Inc. will begin at 9:00 a.m. Central Daylight Time on Wednesday, May 20, 2009, at the auditorium of our corporate headquarters, 5400 University Avenue, West Des Moines, Iowa.

          Only shareholders who owned stock at the close of business on March 13, 2009 can vote at this meeting or any adjournments that may take place. At the meeting we will ask you to:

1.	Elect a Board of Directors;

2	Ratify the appointment of our Independent Registered Public Accounting Firm for 2009; and

3.	Attend to other business that may properly come before the meeting.

          YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE TWO PROPOSALS OUTLINED IN THIS PROXY STATEMENT.

          At the meeting we will also report on FBL’s 2008 business results and other matters of interest to shareholders.

          On March 31, 2009, we mailed a Notice of Internet Availability of Proxy Materials to our shareholders containing instructions on how to access our 2009 Proxy Statement and Annual Report, and vote, online. The 2009 Proxy Statement contains instructions on how you can (i) receive a paper copy of the Proxy Statement, Proxy Card and Annual Report, if you only received the Notice of Internet Availability of Proxy Materials by mail, or (ii) elect for subsequent years to receive your Proxy Statement, Proxy Card and Annual Report over the Internet, if you received them by mail this year.

          Enclosed with this Notice of Annual Meeting is the 2009 Proxy Statement and Proxy Card, and the 2008 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. The Annual Report on Form 10-K contains all information required to be included with an annual report to shareholders. Whether or not you plan to attend the meeting, we urge you to vote your shares over the Internet or by telephone, as described in the enclosed materials. If you received a copy of the Proxy Card by mail, you may date, sign and mail the Proxy Card in the envelope provided.

By Order of the Board of Directors

Richard J. Kypta
Secretary

March 31, 2009

Notice of Electronic Availability of Proxy Statement and Annual Report

          As required by rules recently adopted by the Securities and Exchange Commission, FBL is making this proxy statement and proxy card, and its annual report on Form 10-K, available to stockholders electronically via the Internet. On March 31, 2009, we mailed our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report, and vote, online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review on-line all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet

          If you received a Notice by mail and would like to receive a paper copy of our proxy materials, you must request one. There is no charge to you for requesting a paper copy. If you received a paper copy of our proxy materials and want to receive an e-mail copy, you must request one. There is no charge to you for requesting an e-mail copy.

          Please make your request for a paper copy or e-mail copy of proxy materials related to the May 20, 2009 stockholders meeting on or before Wednesday, May 6, 2009 to facilitate timely delivery.

          You may make your request using one of the following methods:

•	By telephone: 1-800-579-1639

•	By e-mail: sendmaterial@proxyvote.com (if requesting materials by e-mail, please send a blank e-mail with the 12 Digit Control Number (located on the Notice) in the subject line.)

•	By internet: www.proxyvote.com

QUESTIONS AND ANSWERS

1.	Q:	What may I vote on?

	A:	1) the election of eight Class A directors, and

2) the ratification of the appointment of our Independent Registered Public Accounting Firm for 2009.

2.	Q:	How does the Board recommend I vote on the proposals?

	A:	The Board recommends a vote FOR each of the nominees for Class A directors, and FOR the ratification of the appointment of Ernst & Young LLP.

3.	Q:	Who is entitled to vote?

	A:	Shareholders as of the close of business on March 13, 2009 (the record date) are entitled to vote at the annual meeting.

4.	Q:	How do I vote?

A:

Depending on the form of proxy or voting instructions you receive, you may follow directions to cast your vote by telephone or over the Internet. Or, if you receive a printed proxy card, you may sign and date it and return it in the pre-paid envelope. If you return your proxy but do not indicate how you wish to vote, your shares will be voted FOR the two proposals. Regardless of the method of voting you use, you have the right to revoke your proxy at any time before the meeting by: 1) notifying FBL’s corporate secretary, 2) voting in person, or 3) returning a later dated proxy.

5.	Q:	Who will count the votes?

A:

We have retained Broadridge Investor Communication Solutions, Inc. to distribute our proxy materials, receive the proxies and tabulate the results. Broadridge’s report will be verified by an employee of our legal department who will be appointed as the inspector of election.

6.	Q:	Is my vote confidential?

A:

Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to Broadridge. An image of them is forwarded to us after the meeting. We do not receive any identifying information regarding how employees vote Class A shares held in their 401(k) accounts.

7.	Q:	What shares are included in the proxies?

A:

Your proxy represents all of your shares, including those in FBL’s Direct Stock Purchase and Dividend Reinvestment Plan. Shares held in custody by Wells Fargo for the 401(k) plan for employees are represented by a separate voting instruction. If you do not vote by telephone or Internet or return your proxy cards, your shares will not be voted. If employees do not vote by Internet or return their voting instruction card, their shares in the 401(k) plan will be voted in proportion to the votes instructed by other employees.

8.	Q:	What does it mean if I get more than one Notice?

A:

If your shares are registered differently and are in more than one account, you may receive more than one Notice. Respond to each Notice to insure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, BNYMellon Shareholder Services at (866) 892-5627. Employees will receive a separate voter instruction card for shares in the 401(k) plan, in addition to a Notice for any shares owned directly.

9.	Q:	How many shares can vote?

A:

As of the record date, March 13, 2009, 29,173,397 shares of Class A common stock, 1,192,990 shares of Class B common stock and 5,000,000 shares of Series B preferred stock were issued and outstanding. Every shareholder of common stock is entitled to one vote for each share held. Each share of Series B preferred stock is entitled to two votes. In summary, there were a total of 40,366,387 eligible votes as of the record date. The Class A common shareholders and the Series B preferred shareholders vote together to elect the Class A directors; the Class B common shareholders elect the Class B directors, and all shareholders vote on other proposals.

10.	Q:	What is a “quorum”?

A:

A “quorum” means that holders of shares representing a majority of the outstanding votes are present at the meeting in person or represented by proxy. There must be a quorum for the meeting to be held. Directors must receive a plurality of votes cast to be elected. Other proposals at this meeting must receive more than 50% of the votes cast to be adopted. If you submit a properly executed proxy, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention.

11.	Q:	Who can attend the annual meeting?

	A:	Your directors and management look forward to personally greeting any shareholders who are able to attend. However, only persons who were shareholders on March 13, 2009 can vote.

12.	Q:	How will voting on any other business be conducted?

A:

Although we do not know of any business to be conducted at the 2009 annual meeting other than the proposals described in this proxy statement, if any other business is presented at the annual meeting, your proxy gives authority to Craig Lang, FBL’s Chairman, and Jim Noyce, FBL’s Chief Executive Officer, to vote on such matters at their discretion.

13.	Q:	Who are the largest principal shareholders?

A:

Iowa Farm Bureau Federation is the principal shareholder as of March 13, 2009. It owned 15,380,575 shares of Class A common stock (53.1% of that class), 761,855 shares of Class B common stock (63.9% of that class), and 5,000,000 shares of Series B preferred stock (100% of that class). Those shares represent 65.0% of the total potential votes. Farm Bureau Mutual Insurance Company (Farm Bureau Mutual) held 727,262 shares of Class A common stock (2.5% of that class) and 213,590 shares of Class B common stock, being 17.9% of that class; in total, 2.3% of the total potential votes. Both Iowa Farm Bureau Federation and Farm Bureau Mutual share our corporate headquarters’ address, 5400 University Avenue, West Des Moines, Iowa 50266.

In addition, Dimensional Fund Advisors Inc. (“Dimensional”) has informed us by filing Schedule 13G that it is the beneficial owner of 2,365,161 shares of Class A common stock as of December 31, 2008, 8.16% of that class. Its address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746. Dimensional has indicated that it has sole dispositive power with respect to the shares as a result of acting as an investment advisor to four investment companies and acting as investment manager to certain other commingled group trusts and separate accounts. Dimensional disclaims beneficial ownership, noting that the various investment companies and managed accounts are the owners of the shares.

14.	Q:	How are the Class B directors elected?

A:

Only Farm Bureau organizations affiliated with the American Farm Bureau Federation may own Class B common stock. Farm Bureau organizations or their affiliates in 15 Midwestern and Western states, and a Farm Bureau affiliated reinsurance company, own Class B shares. By agreement, only presidents of the 15 state Farm Bureau organizations, and one officer of a state Farm Bureau entity, are eligible for nomination as the five Class B directors. The Class B nominating committee is made up of all of the Class B directors, who meet annually with representatives of the other Class B shareholders to determine the nominees. Their determinations are made based on the voting power of the organizations they represent. All of the Class B owners have agreed they will vote to elect the named nominees as Class B directors. It is expected that the President and an additional officer of the Iowa Farm Bureau Federation will both be Class B directors, as long as that organization remains the largest shareholder.

15.	Q:	When are shareholder proposals for the next annual meeting due?

A:

All shareholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to Richard J. Kypta, Secretary, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, Iowa 50266 by January 20, 2010. FBL’s advance notice bylaw provisions require that any shareholder proposal to be presented from the floor of the annual meeting must be submitted to the Corporate Secretary at the above address not less than 120 days before the first anniversary of the prior year’s annual meeting. That notice needs to be accompanied by the name, residence and business address of the shareholder, a representation that the shareholder is a record holder of FBL shares or holds FBL shares through a broker and the number and class of shares held, and a representation that the shareholder intends to appear in person or by proxy at the 2010 annual meeting to present the proposal.

16.	Q:	Can a shareholder nominate someone as a director of the Company?

A:

As a shareholder of record, you may recommend any person as a nominee for Class A director. Recommendations are made by writing to the Secretary of the Company not less than 120 days prior to the first anniversary of the prior year’s annual meeting. Your notice needs to set forth your name and address, and the name, address, age and principal occupation or employment of the person to be nominated, a representation that you are a record holder of Class A common stock, and intend to appear in person or proxy at the meeting to nominate the person specified, the number and class of shares you own, and the number and class of shares, if any, owned by the nominee. You also need to describe any arrangements between you and the nominee and other information as required by the Securities Exchange Act, including the nominee’s written consent to being named in a proxy statement and to serve as a director if nominated. Nominations for Class B directors are governed by an agreement between all the holders of Class B common stock.

CORPORATE GOVERNANCE

Corporate Governance Principles

          The Board of Directors adopted governance principles to provide guidelines for the Company and the Board to ensure effective corporate governance. The governance principles are summarized below, and the full text of the governance principles is posted on the Company’s website at www.fblfinancial.com. We will also provide a copy of the governance principles to shareholders upon request.

Objective of the Board of Directors

          The business of FBL is managed under the direction of the Board. The Board is to represent the interests of the shareholders; as such it is to oversee the strategic direction and conduct of the Company’s business activities so as to enhance the long term value of the Company. One of the Board’s principal roles is to select and oversee a well qualified and responsible Chief Executive Officer and management team to run the Company on a daily basis.

          In addition to serving the long-term interests of the shareholders, the Board has responsibility to the Company’s customers, policyholders, employees and the communities where it operates. These responsibilities are founded upon the successful perpetuation of the business and the promotion of the highest ethical standards.

Board and Board Committee Responsibilities Include:

•	Nominate Board candidates for election by the shareholders;

•	Oversee management, including the selection, monitoring, evaluation and compensation of the Chief Executive Officer and other senior executives;

•	Oversee compliance with laws, regulations and ethical behaviors;

•	Understand the major risks in the business and available risk management techniques and confirm that control procedures are adequate;

•	Promote integrity and candor in the audit of the Company’s financial statements and operations, and in all financial reporting and disclosures;

•	Review and approve management’s strategic and business plans;

•	Review and approve major transactions, financial plans, objectives and actions, including significant capital allocations and expenditures;

•	Monitor management’s performance of its plans and objectives and advise management on significant decisions; and

•	Assess its own effectiveness.

Board Organization

          The Board consists of a majority of independent directors, even though the Company is a “controlled company” which is not required to have an independent majority. Eight Class A directors include the Chief Executive Officer and seven independent directors who are elected by the holders of the Class A common stock and the Series B preferred stock, voting as a single class. The Class B common stockholders elect five Class B directors.

          The Board should make its own determination from time to time of what leadership works best for the Company. However, as long as the Company has a single shareholder owning a significant voting block, it is expected that a representative of that shareholder will be Chairman of the Board, and that the Board will not choose to have the same individual serve as Chairman and Chief Executive Officer of the Company. So long as the Chairman of the Board is affiliated with the majority shareholder, the Board, by action of the independent directors, will appoint a Lead Director who will conduct any separate meetings of non-management and independent directors and have such other duties and responsibilities as are set by the Board from time to time.

          Under this arrangement, Craig Lang, President of the Iowa Farm Bureau Federation, is the Chairman. The independent directors have elected Jerry Chicoine as the Lead Director. He was also elected Vice Chairman of the Board and appointed to the Executive Committee, as well as remaining a member of the Audit Committee. The Lead Director, among other matters, facilitates communications among directors, works with the Chief Executive Officer to ensure appropriate information flow to the Board and chairs an executive session of the non-management directors, and of the independent directors, at each formal Board meeting.

          The Board also maintains three standing committees comprised solely of independent directors — the Audit Committee, the Management Development and Compensation Committee, and the Class A Nominating and Corporate Governance Committee. The Class B Nominating Committee is made up of all the Class B directors. The Finance Committee and the Executive Committee consist of both Class A and Class B members. Assignments to, and chairs of, the committees are recommended by the Class A Nominating and Corporate Governance Committee and selected by the Board. All committees report on their activities to the Board. See, Further Information Concerning the Board of Directors for more information regarding membership on and workings of the various committees.

Board Operation

          The Board normally has four regularly scheduled meetings each year and special meetings as needed. Committee meetings are normally held in conjunction with Board meetings, plus additional meetings as needed. The Chairman, the Lead Director, the Board and the committee chairs are responsible for conducting meetings and informal consultations in a fashion that encourages communication, meaningful participation and timely resolution of issues. Directors receive the agenda and materials in advance of meetings and may ask for additional information from, or meet with, senior managers at any time. Strategic planning and succession planning sessions are held annually at regular Board meetings.

Board Advisors

          The Board and its committees (consistent with their respective charters) may retain their own advisors and consultants as they determine necessary to carry out their responsibilities.

Board Evaluation

          The Class A Nominating and Corporate Governance Committee coordinates an annual evaluation process by the directors of the Board’s performance and procedures, including evaluation of committee performance. The Board and each of the standing committees have conducted annual evaluations of their performance and procedures, including the adequacy of their charters, as established in the bylaws and charter documents.

Board Compensation

          The Management Development and Compensation Committee, in accordance with the policies and principles set forth in its charter, will review and make recommendations to the full Board with respect to compensation of directors. As part of such review, the Management Development and Compensation Committee periodically reviews director compensation (including additional compensation for committee members) in comparison to companies that are similarly situated to ensure that such compensation is reasonable, competitive and customary.

Director Share Ownership Guidelines

          As part of a director’s total compensation and to more closely align the interests of directors and the Company’s stockholders, the Board believes that a meaningful portion of a director’s compensation should be paid in the form of common stock of the Company. Directors receive equity grants which may be in the form of stock options, restricted stock or grants of shares annually under the Company’s existing stock compensation plan and may choose to receive some or all director fees in shares or in share equivalent units under the Directors Compensation Plan. In 2004, the Board determined that directors are required to own FBL stock worth three times their annual retainer by the latter of year end 2009 or within five years of becoming a director. Because of the precipitous drop in market value of the Class A common stock in late 2008, the Board has extended this requirement by three years.

Charitable Contributions

          The Board shall also review charitable contributions by the Company to organizations with which any director is affiliated. In addition, the Board shall review all consulting contracts with, or other arrangements that provide other indirect forms of compensation to, any director or former director.

Corporate Conduct

          We have adopted the FBL Corporate Compliance Manual, which applies to all employees, officers and directors of the Company. An extract from the manual titled the Code of Conduct meets the requirements of a code of business conduct and ethics under the listing standards of the New York Stock Exchange (NYSE). We have also adopted a Code of Ethics for CEO and Senior Financial Officers. The Code of Ethics meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K. Both the Code of Conduct and the Code of Ethics are posted on our website at www.fblfinancial.com under the heading Corporate Governance — Governance Library. We will also provide copies of these documents, and the Corporate Compliance Manual, to shareholders upon request. Any amendments to the Code of Conduct or Code of Ethics are promptly incorporated into the website posting. We intend to disclose any waivers of the Codes for executive officers or directors on our website.

Communications with the Board of Directors

          The Board has established a process for shareholders and other interested parties to communicate with members of the Board, including the Lead Director. If you have any concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the Board, you can mail materials c/o Secretary, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, IA 50266, or e-mail Contact.Board@FBLFinancial.com.

PROPOSAL NUMBER ONE ─ ELECTION OF CLASS A DIRECTORS

          There are eight nominees for election as Class A directors, to be elected by the vote of the Class A common shareholders and holders of the Series B preferred stock, voting together as a single class. One nominee is the Chief Executive Officer of the Company, and seven nominees are independent of management. The Board of Directors, based on information received in questionnaires and in personal interviews, has determined that all nominees are qualified to serve, and the seven independent nominees ─ Messrs. Chicoine, Gill, Hanson, Larson, Mehrer and Walker, and Ms. Robak ─ possess the degree of independence from management and from the Company mandated by the Securities and Exchange Commission (SEC) and the NYSE.

          In making its independence determinations, the Board specifically reviewed information that director Paul E. Larson is also a director of Wellmark, Inc., a mutual insurance company which provides Blue Cross-Blue Shield health insurance policies sold by agents of the Company’s insurance affiliates in Iowa and South Dakota. The Company’s managed affiliate, Farm Bureau Mutual, received in excess of $17,000,000 of commission income for such sales in 2008, the bulk of which was in turn paid to the selling agents. Mr. Larson is not an officer or shareholder of Wellmark, Inc. The amounts involved are substantially below 3% of revenues of the affected companies. Mr. Larson is also a director of GuideOne Mutual Insurance Company and GuideOne Specialty Mutual Insurance Company. Based on these facts, the Board determined that these relationships are not material and do not affect the independence of Mr. Larson. The Board also reviewed Kim Robak’s position as a director of Fiserv, Inc. which has been a supplier of a modest amount of software to the Company. She is also a director of First Ameritas Life Insurance Company of New York. The Board determined these relationships are not material and do not affect the independence of Ms. Robak. There were no other relationships involving the independent directors and the Company that required an assessment of independence by the Board. Biographical information on each nominee, including the five Class B director nominees, is in the following pages. All directors are elected annually, and serve a one year term until the next annual meeting. If any director is unable to stand for election, the Board will designate a substitute. In that case, proxies voting for the original director candidate will be cast for the substituted candidate.

          YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES FOR CLASS A DIRECTORS.

Nominees for Class A Director

          Jerry L. Chicoine is the Lead Director of the independent directors, Vice Chairman of the Board, and serves on the Executive Committee and the Audit Committee. He has been named by the Board of Directors as one of our “Audit Committee financial experts.” Mr. Chicoine retired effective January 1, 2001 as Chairman and Chief Executive Officer of Pioneer Hi-Bred International, Inc. He had served in those capacities since 1999, and was Pioneer’s Executive Vice President and Chief Operating Officer since 1997. From 1988 to 1997 he had served as Senior Vice President and Chief Financial Officer. He was named a director of Pioneer Hi-Bred in March 1998. He was named Outstanding CPA in Business and Industry by the Iowa Society of CPA’s in 1998. He was a partner in the accounting firm of McGladrey & Pullen from 1969 to 1986, and also holds a law degree. He is a member of the board of directors of several non-public companies, including Ruan Holdings, The Weitz Company and Bankers Trust Company N.A. of Phoenix.

Member: Audit and Executive Committees
Class A Director since 1996 Age: 66

          Tim H. Gill has been President and Chief Executive Officer of Montana Livestock Ag Credit, Inc. since 1986. The company specializes in agricultural finance throughout the state of Montana, underwrites long term real estate loans and has its own investment offerings. Mr. Gill is on the finance committee of Montana Stockgrowers; a trustee and finance chairman of the Montana Stockgrowers Research and Education Foundation; a member of the tax and credit committee of the National Cattlemen’s Beef Association; a director and past chairman of the Montana Council on Economic Education; a director of the Carroll College Athletic Association, and past chairman of the Animal Bio-Science Committee for Montana State University College of Agriculture. He is chair of the Class A Nominating and Corporate Governance Committee.

Member: Class A Nominating and Corporate Governance, and Management Development and Compensation
Committees
Class A Director since 2004 Age: 56

          Robert H. Hanson was an investment banker with Merrill Lynch, Pierce Fenner & Smith in New York from 1965 to 1989, since 1972 as a Vice President, specializing in providing corporate finance services to the regulated utilities and telecommunications industries. In 1990 he relocated to Cody, Wyoming, where he was employed by Dean Witter Reynolds, Inc. as an Account Executive, and later by D.A. Davidson & Co., as Vice President and Office Manager of that firm’s Cody office. In 1993 he joined GST Telecommunications, Inc., initially as Senior Vice President — Corporate Development, and subsequently as Chief Financial Officer, retiring from those positions in 1999. Mr. Hanson is a past member of the Wyoming Telecommunications Council and current President of the Boys & Girls Club of Park County, Wyoming. In addition, he is a director and trustee of two national conservation organizations, for which he has the responsibility for financial and investment management. Mr. Hanson is a graduate of Yale University. He is chair of the Finance Committee, and has been named by the Board of Directors as one of our “Audit Committee financial experts.”

Member: Finance and Audit Committees
Class A Director since 2004 Age: 67

          Paul E. Larson is the chair of the Audit Committee. He has been named by the Board of Directors as one of our “Audit Committee financial experts.” He retired in 1999 as President of Equitable Life of Iowa and its subsidiary, USG Annuity and Life, after 22 years with the companies. Mr. Larson holds both a law degree and a certified public accountant designation. He was named Outstanding CPA in Business and Industry by the Iowa Society of CPA’s in 1999, and inducted into the American Institute of CPA’s Business and Industry Hall of Fame in

2000. He is a member of the board of directors of non-public companies Wellmark, Inc., GuideOne Mutual Insurance Company and GuideOne Specialty Mutual Insurance Company. He was also a board member of EquiTrust Mutual Funds (which is managed by one of our subsidiaries), where he was chair of the Audit Committee and the committee’s financial expert. He resigned from the EquiTrust Mutual Funds board upon election to our Board in 2004.

Member: Audit and Management Development and Compensation Committees
Class A Director since 2004 Age: 56

          Edward W. Mehrer is currently a member of the board of directors, and the audit and compensation committees of NovaStar Financial. He served as Interim Chief Executive Officer of CyDex, Inc., a drug delivery company, from late 2002 to mid 2003, and as its Chief Financial Officer from November 1996 to December 2003. Prior to joining CyDex in 1996, Mr. Mehrer was Executive Vice President and Chief Financial and Administrative Officer of Marion Merrell Dow and a director and member of its executive committee. From 1976 to 1986, Mr. Mehrer served as partner-in-charge of audit and accounting for KPMG Peat Marwick in Kansas City, Missouri.

Member: Finance and Class A Nominating and Corporate Governance Committees
Class A Director since 2004 Age: 70

          James W. Noyce, CPA, FCAS, ASA, FLMI, MAAA, became Chief Executive Officer of FBL and its major subsidiaries effective January 1, 2007, and of Farm Bureau Mutual and its subsidiaries, in February 2007. He was elected to the Board in February 2007. He had been Chief Financial Officer since January 1996, and Chief Administrative Officer since July 2002. Additionally, from January 2000 to July 2002 he was Executive Vice President and General Manager of the property-casualty companies managed by FBL. He is chair of the CEO/CFO Certification Committee. Mr. Noyce has been employed by the Company and its affiliates since 1985. He was elected to the board of EquiTrust Mutual Funds in November 2007, and also serves on an advisory committee to FB BanCorp. He was named Outstanding CPA in Business and Industry by the Iowa Society of CPA’s and inducted into the American Institute of CPA’s Business and Industry Hall of Fame, both in 2007. He is also a director of non-public company Berthel Fisher & Company and two of its subsidiaries. Mr. Noyce is vice chair of the Grandview College Board of Trustees and a director of Special Olympics Iowa, United Way of Central Iowa, the Greater Des Moines Partnership and the Mid-Iowa Council of Boy Scouts of America.

Member: Executive and Investment Committees
Class A Director since February 2007 Age: 53

          Kim M. Robak is a partner in the Lincoln, Nebraska law firm Ruth Mueller Robak LLC. Previously, Ms. Robak was Vice President for External Affairs and Corporation Secretary at the University of Nebraska from 1999 to 2004. Ms. Robak served the State of Nebraska as Lieutenant Governor from 1993 to 1999, as Chief of Staff from 1992 to 1993, and as Legal Counsel from 1991 to 1992. She is a member of the board of directors of Fiserv, Inc. and non-public companies Union Bank & Trust Company and First Ameritas Life Insurance Corporation of New York. Ms. Robak is also a trustee of Doane College, Crete, NE, and a member of the board of directors of the Nebraska Foundation for the Humanities, Lincoln Community Foundation, TeamMates and the Strategic Air and Space Museum in Ashland, NE.

Member: Class A Nominating and Corporate Governance, and Management Development and Compensation
Committees
Class A Director since July 2006 Age: 53

          John E. Walker is the chair of the Management Development and Compensation Committee. He retired January 1, 1996 from Business Men’s Assurance (BMA), Kansas City, Missouri, where he had been the Managing Director of Reinsurance Operations since 1979. He had been a member of the board of directors of BMA for 11 years before his retirement, and a member of its executive committee.

Member: Class A Nominating and Corporate Governance, and Management Development and Compensation
Committees
Class A Director since 1996 Age: 70

Nominees for Class B Director

          Craig A. Lang is the Chairman of the Board, and chair of the Executive Committee. He has been a director of the Iowa Farm Bureau Federation since 1992 and was its Vice President for six years beginning in 1995. He has been a director of Farm Bureau Mutual and Farm Bureau Life Insurance Company (Farm Bureau Life) since 1993. In December 2001 he was elected President of the Iowa Farm Bureau Federation and director and President of its subsidiary, Farm Bureau Management Corporation. He was also then named President of Farm Bureau Life and Farm Bureau Mutual (until 2003), a director and President of EquiTrust Life, a director of Western Agricultural Insurance Company (Western Ag), and a director and chair of EquiTrust Mutual Funds. In 2003 Mr. Lang was elected to the board of directors of the American Farm Bureau Federation. He is also a director of FB BanCorp. He served as the Iowa governor’s appointed chairman of the Grow Iowa Values Fund, within the Iowa Department of Economic Development, in 2003 and 2006. Mr. Lang was named a member of the Iowa Board of Regents in April 2007. Mr. Lang is the lead director of Iowa Telecom, and chairman of its Compensation Committee. Mr. Lang has farmed since 1973 in partnership with his father and brother on 1,200 acres near Brooklyn, Iowa where they have a 500 head dairy operation.

Member: Executive and Class B Nominating Committees
Class B Director since 2001 Age: 57

          Steve L. Baccus became a Class B Director in May 2002 after being named President of the Kansas Farm Bureau. He is also Chairman of the board of directors of Farm Bureau Mutual, and a director of Farm Bureau Life, EquiTrust Life, Western Ag and FB BanCorp. In 2004 Mr. Baccus was elected to the board of directors of the American Farm Bureau Federation. His family farm in Ottawa County, Kansas produces wheat, milo, soybeans, sunflower and irrigated corn. Mr. Baccus earned bachelors and masters degrees in psychology from Washburn University and Chapman College, respectively.

Member: Executive and Class B Nominating Committees
Class B Director since 2002 Age: 59

          Craig D. Hill was elected a Class B Director in February 2007 and previously served as a Class B Director from 2002 to 2004. He is Vice President of the Iowa Farm Bureau Federation and has served on its board of directors since 1989. He has served on the board of Farm Bureau Life from 1989 to 2007, and on the board of Farm Bureau Mutual since 1989, and also serves on the boards of Western Ag and Crop1 Insurance. Mr. Hill farms 1,000 acres of row crops and has a 200 sow farrow-to-finish hog operation near Milo, Iowa.

Member: Executive, Finance and Class B Nominating Committees
Class B Director 2002 to 2004, and since 2007 Age: 53

          Keith R. Olsen was elected as a Class B Director in May 2007. He previously served as a Class B Director from 2002 to 2004. Mr. Olsen was elected President of the Nebraska Farm Bureau Federation in 2002, and has been a member of its board of directors since 1992. He was elected to the board of directors of the American Farm Bureau Federation in 2004. He is also a director of Farm Bureau Life, Farm Bureau Mutual and Western Ag. In February 2003 he became a director of Blue Cross-Blue Shield of Nebraska. Mr. Olsen received a Bachelor of Science Degree in Agricultural Economics in 1967, and since then has been raising dryland wheat and corn on 3,000 acres in southwest Nebraska. He is also a producer and marketer of certified seed wheat, and was a self employed tax practitioner for a number of years.

Member: Finance and Class B Nominating Committees
Class B Director 2002 to 2004, and since 2007 Age: 64

          Kevin G. Rogers was elected as a Class B Director in February 2008. He has been President of the Arizona Farm Bureau Federation since 2004. He also serves on the board of the American Farm Bureau Federation and its executive committee, the National Cotton Council, the Cotton Board (treasurer) and is on the USDA’s Air Quality Task Force. Mr. Rogers is also a director of Farm Bureau Life and Farm Bureau Mutual, and President and a

director of Western Ag. His family farms 7,000 acres in the Phoenix metropolitan area and produces cotton, alfalfa, wheat, barley and corn.

Member: Finance and Class B Nominating Committees
Class B Director since 2008 Age: 48

COMPENSATION OF NON-EMPLOYEE DIRECTORS

          The Management Development and Compensation Committee engaged its consultant, Mercer, to review the appropriateness of existing director compensation arrangements. Based on a survey of peer group companies and information derived from the National Association of Corporate Directors, Mercer presented its report and recommendations in November 2007. Mercer’s report noted that directors’ compensation relative to the peer group was below the 25th percentile, both for cash compensation and for equity compensation. The committee adopted a portion of the report and recommended, and the Board of Directors approved, changes in the Board’s compensation structure. The changes went into effect January 1, 2008. The following table illustrates a schedule of cash compensation payable to the directors.

	2007 ($)		2008/2009 ($)
Class A Director retainer	24,000		30,000
Class B Director retainer	10,000		12,500
Board meeting fees	1,250		1,500
Board telephonic meetings	500		1,000
Committee meeting fees Audit	1,000		1,000
Management Development and Compensation	1,000 (500 telephonic	)	1,000
Class A Nominating and Corporate Governance	1,000 (500 telephonic	)	1,000
Finance	1,000 (500 telephonic	)	1,000
Executive	500		1,000
Class B Nominating	500		500 (250 telephonic	)
Committee Chairs	Twice per meeting fee		─
Lead Director retainer	─		10,000
Audit chair retainer	─		10,000
Management Development and Compensation chair retainer	─		10,000
Class A Nominating and Corporate Governance chair retainer	─		5,000
Finance chair retainer	─		5,000

          Directors may elect to receive their fees in cash, in shares, or in deferred stock equivalent units pursuant to the Director Compensation Plan. All directors are reimbursed for travel expenses incurred in attending Board or committee meetings.

          Through 2008, the non-employee directors each annually received nonqualified stock options to purchase 4,000 shares at the date of grant fair market value. Beginning in 2009 the non-employee directors will receive equity grants as determined by the Management Development and Compensation Committee, with the stated intention being an annual grant of shares with a $45,000 date of grant value.

          For 2009, the committee determined that the grants would be made at the date of the annual meeting, May 20, 2009, and would be in the date of grant fair value amount of $22,500, that is, one-half of the amount previously planned. The reduced level is in recognition of the Company’s 2008 performance and the restraints the Board has placed on 2009 executive compensation, as discussed in the Compensation Discussion and Analysis.

          The directors are also subject to stock ownership guidelines they adopted in late 2004. Under the guidelines, the directors are to own Company stock worth three times their Class A or Class B annual retainer by the later of year end 2009 or within five years of the date they joined the Board. The target date has been extended by three years because of the 2008 significant drop in market value of the Class A common stock.

2008 DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned/ Paid in Cash(3) $	Stock Awards $	Options Awards(4) $	Non-stock Incentive Plan Compensation $	Change in Pension Value and Non Qualified Deferred Compensation Earnings(3) $	All Other Compensation $	Total $

Steve L. Baccus	29,500	─	30,095	─	─	175	59,770
Jerry L. Chicoine	66,000	─	30,095	─	─	─	96,095
Tim H. Gill	61,000	─	30,095	─	─	717	91,812
Robert H. Hanson	65,000	─	30,095	─	─	─	95,095
Craig D. Hill	35,500	─	30,095	─	─	─	65,595
Craig A. Lang(2)	─	─	71,317	─	─	─	71,317
Paul E. Larson	70,000	─	30,095	─	─	─	100,095
Edward W. Mehrer	52,000	─	30,095	─	─	─	82,095
Keith R. Olsen	29,500	─	30,095	─	─	887	60,482
Kim M. Robak	58,000	─	30,095	─	─	362	88,457
Kevin G. Rogers	25,500	─	28,173	─	─	556	54,229
John E. Walker	66,000	─	30,095	─	─	─	96,095

(1)	Excludes employee director Noyce, who received compensation including equity awards from the Company (see Executive Compensation) and was not separately compensated for his service as a director.

(2)

Mr. Lang is an executive officer of the Company and an employee of Farm Bureau Management Corporation, a subsidiary of Iowa Farm Bureau Federation, the Company’s largest stockholder. He received option awards as noted as an officer, not as a director. He is not otherwise compensated by the Company for his services as a director.

(3)

Various directors have elected to defer various amounts of earned fees to the Director Compensation Plan, a nonqualified deferred compensation vehicle which accumulates share equivalents based on the market price on the date of fee payments. The Director Compensation Plan also accumulates dividend equivalent shares on account balances at the same rate as dividend payments on outstanding shares.

(4)

Represents fair value of options granted at the January 15, 2008 grant date. The closing market price of the Company’s shares declined from $32.96 at January 15, 2008 to $15.45 at December 31, 2008. Stock options outstanding in the hands of the non-employee directors at year end 2008 were as follows: Baccus, 20,000; Chicoine, 27,000; Gill, 16,000; Hanson, 16,000; Hill, 19,000; Larson, 16,000; Mehrer, 16,000; Olsen, 18,000; Robak, 8,000; Rogers, 12,000, and Walker, 27,000. In addition, Mr. Lang held 54,078 options received in his officer capacity.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

          The Board of Directors met ten times during 2008, including six telephone conference meetings. All of the current directors attended at least 75% of the Board meetings and committee meetings of which they were members. The Company has adopted a formal policy that attendance of directors at the annual shareholder meeting is expected; all directors then in office did attend the last annual meeting in May 2008.

          The committees of the Board of Directors and the number of meetings held by each committee in 2008 were:

Committee Name	Number of Meetings Held During 2008

Executive Committee	6
Audit Committee	10
Finance Committee	5
Management Development and Compensation Committee	10
Class A Directors Nominating and Corporate Governance Committee	5
Class B Directors Nominating Committee	1

          The Executive Committee is composed of Lang (Chairman), Baccus, Chicoine, Hill and Noyce. The Executive Committee may exercise all powers of the Board of Directors during intervals between meetings of the Board, except for matters reserved to the Board by the Iowa Business Corporation Act, and except for removal or replacement of the Chairman or Chief Executive Officer.

          The Audit Committee consists of Class A directors Chicoine, Hanson and Larson, with Mr. Larson serving as chair. The Audit Committee must include only Class A directors who are independent of management and free from any relationships that would interfere with the exercise of independent judgment. The Board of Directors has determined that all members of the Audit Committee meet such standards, and further that all members are “financially literate” and have “accounting or related financial management expertise,” as required by the NYSE Listed Company Manual. Further, the Board of Directors has determined that all members are “audit committee financial experts,” as that term is defined in SEC regulations.

          The Audit Committee hires FBL’s Independent Registered Public Accounting Firm and reviews the professional services to be provided by the firm and its independence from our management. The Audit Committee also reviews the scope of the audit by the Independent Registered Public Accounting Firm and its fees, our annual and quarterly financial statements and related filings with the SEC, the system of internal accounting controls and other matters involving the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, and meets quarterly with members of the internal audit staff. The Audit Committee is required to review with the Independent Registered Public Accounting Firm and management any material transaction or series of similar transactions to which FBL was, within the past year, or is currently expected to be, a party, and with respect to which a director, executive officer, or holder of more than five percent of any class of voting stock of the Company is a party. Additionally, if the Audit Committee determines that any transaction or proposed transaction between FBL and Farm Bureau Mutual may be unfair to FBL, the Board is required to submit the matter to a coordinating committee for resolution. A copy of the revised Audit Committee Charter is available on our website, www.fblfinancial.com, or upon written request.

          The Finance Committee is designated by the Chairman of the Board and composed of directors Hanson, Hill, Mehrer and Olsen, with Mr. Hanson as chair. The Finance Committee reviews capital adequacy and all budgets proposed by management and makes recommendations regarding them to the Board of Directors, and oversees the Company’s enterprise risk management process.

          The Management Development and Compensation Committee is composed of Class A directors Gill, Larson, Robak and Walker, with Mr. Walker serving as chair. The Committee’s basic responsibilities are to assure that the executive officers of the Company and its wholly-owned affiliates are compensated effectively in a manner consistent with the shareholders’ interests and consistent with the compensation strategy of the Company, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies, to oversee hiring, promotion and development of executive talent within the Company, including management succession planning and review, and to administer any benefit plans involving the Company’s equity securities. The committee has full responsibility for determining the compensation of the Chief Executive Officer, in conjunction with the Board’s review of the Chief Executive Officer’s performance. The committee has adopted a Management Development and Compensation Committee Charter which can be found on our website, www.fblfinancial.com, or can be received upon written request.

          The responsibilities of the Class A Directors Nominating and Corporate Governance Committee include to assist the Board in (i) identifying qualified individuals to become Class A Board members, consistent with criteria approved by the Board, (ii) determining the composition of the Board of Directors and its committees, (iii) monitoring a process to assess Board effectiveness and (iv) developing and implementing the Company’s corporate governance guidelines. Current members are Gill, Mehrer, Robak and Walker, with Mr. Gill as chair. The committee’s charter and the corporate governance guidelines are available at our website, www.fblfinancial.com, or by written request. The committee identifies potential Board candidates from its own network of business and industry contacts, and from recommendations from other directors, Class B shareholders and management. The committee will consider nominations made by Class A shareholders, as explained in question 16 at the beginning of this Proxy Statement. The committee will review candidates’ qualifications to determine if they possess several of the following characteristics: business and financial acumen, knowledge of the insurance and financial services industries, knowledge of agriculture and agricultural businesses, and prior experience as a director. The committee also reviews the candidate’s independence from the Company and its management, based on responses to written questions, background checks and personal interviews. The Class A Directors Nominating and Corporate Governance Committee also takes the lead in preparing and conducting annual assessments of Board and Board Committee performance, and makes recommendations to the Board for improvements in the Board’s operations. It also periodically reviews matters involving the Company’s corporate governance, including director education, the size of the Board and the corporate governance guidelines, and recommends appropriate changes to the Board.

          The Class B Directors Nominating Committee reviews nominations for election to the Board as Class B directors pursuant to the Class B Shareholders Agreement, and nominates candidates to fill vacancies among the Class B directors. The Committee members are the five Class B directors, who meet with the presidents of the other eleven state Farm Bureau organizations which are Class B shareholders, to determine nominees for election.

          In addition to the Board committees, we have established several operational committees the activities of which are reported to the Board. These include an Investment Committee which consists of Mr. Noyce and five additional executive officers, and an Advisory Committee composed of certain executives of Farm Bureau affiliated property-casualty insurance companies in the Farm Bureau Life market territory. The Board may establish other committees in its discretion.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

          The following table shows how many shares of Class A common stock were beneficially owned by each director, director nominee and each executive officer named in the Summary Compensation Table who remained with the Company, as of February 28, 2009. The percentage of FBL Class A common shares beneficially owned by any director or any officer does not exceed 1%, and by all directors and officers as a group, does not exceed 3%.

Name	Shares Beneficially Owned
Steve L. Baccus	20,708	(a)
James P. Brannen	70,550	(c)(d)(e)
Jerry L. Chicoine	50,884	(a)(b)
Tim H. Gill	19,873	(a)(b)
Robert H. Hanson	27,145	(a)(b)
Craig D. Hill	20,000	(a)
Richard J. Kypta	6,179	(c)(d)
Craig A. Lang	42,309	(c)(d)
Paul E. Larson	24,598	(a)(b)
Edward W. Mehrer	18,000	(a)
James W. Noyce	188,124	(c)(d)
Keith R. Olsen	19,000	(a)
John M. Paule	98,535	(c)(d)
Kim M. Robak	11,106	(a)(b)
Kevin G. Rogers	12,200	(a)
Bruce A. Trost	49,563	(c)(d)(e)
John E. Walker	48,156	(a)(b)
All directors, nominees and executive officers as a group (22 persons)	859,328

(a)

Includes shares subject to options exercisable within 60 days for the following non-management directors or director nominees: Baccus, 20,000; Chicoine, 27,000; Gill, 16,000; Hanson, 16,000; Hill, 19,000; Larson, 16,000; Mehrer, 16,000; Olsen, 18,000; Robak, 8,000; Rogers, 12,000; and Walker, 27,000.

(b)	Includes deferred units in Director Compensation Plan equivalent to the following shares: Chicoine, 18,884 Gill, 3,873; Hanson, 8,145; Larson, 4,598; Robak, 3,106; and Walker, 15,456.

(c)	Includes share units held in Company 401(k) Savings Plan equivalent to the following shares: Brannen, 10,405; Kypta, 341; Lang, 1,966; Noyce, 8,635; Paule, 11,505; and Trost, 4,280.

(d)	Includes shares subject to options exercisable within 60 days for the following executive officers: Brannen, 47,671; Kypta, 5,838; Lang, 40,343; Noyce, 130,140; Paule, 71,487; and Trost, 31,570.

(e)

Includes share equivalent units held in the Executive Salary and Bonus Deferred Compensation Plan and the Eomployer Match Deferred Compensation Plan for the following officers: Brannen, 6,961, and Trost, 11,237.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act requires the officers and directors of a public company, and persons who own more than ten percent of a registered class of a public company’s equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely on our review of the copies of such reports received by us, or upon written representations received from certain reporting persons, we believe that during 2008 our officers, directors and ten-percent shareholders complied with all section 16(a) filing requirements applicable to them, with the following exceptions: (1) A Form 4 reflecting a market purchase by director Craig Hill in February 2008 was filed two weeks late. (2) Forms 4 reflecting quarterly accruals of shares under the Director Compensation Plan because of an administrative oversight were filed one week late in July 2008 on behalf of directors Jerry Chicoine, Robert Hanson and Paul Larson. (3) An August 2008 volitional disposition of Company shares in a 401(k) account was reported in November 2008 by Charles Happel, Vice President ─ Investments.

EXECUTIVE OFFICERS

          Most of our executive and other officers devote all of their time to the affairs of the Company. Services performed for affiliates are charged to the affiliates on the basis of a time allocation and the affiliates are required to reimburse the Company for the cost of services. As explained in the section “Certain Relationships and Related Party Transactions — Management and Marketing Agreements,” we receive management fees for managing certain affiliates. One officer, Mr. Lang, is employed by Farm Bureau Management Corporation, a wholly owned subsidiary of the Iowa Farm Bureau Federation, and with the exception of option grants, he is compensated by Farm Bureau Management Corporation which is subsequently reimbursed by us for an allocated portion of his compensation.

          The executive officers of the Company are as follows:

Name	Age	Position
Craig A. Lang	57	Chairman of the Board and Director
James W. Noyce	53	Chief Executive Officer and Director
James P. Brannen	46	Chief Financial Officer, Chief Administrative Officer and Treasurer
Richard J. Kypta	56	Executive Vice President – Farm Bureau Life and Secretary
John M. Paule	52	Executive Vice President – EquiTrust Life
Bruce A. Trost	53	Executive Vice President – Property-Casualty Companies
Douglas W. Gumm	54	Vice President, Information Technology
Charles T. Happel	47	Vice President, Investments
David A. McNeill	54	Vice President, General Counsel
David T. Sebastian	56	Vice President, Strategy and Business Development
Donald J. Seibel	45	Vice President, Finance

          The following describes the business experience, principal occupation and employment during the last five years of the executive officers:

          Biographical information for Messrs. Lang and Noyce is found above under “Election of Directors.”

          James P. Brannen, CPA, became Chief Financial Officer and Chief Administrative Officer of FBL and its major operating subsidiaries January 1, 2007, and was additionally named Treasurer of all companies in February 2007. He had been Vice President, Finance of FBL and of its major operating subsidiaries since January 2000, after serving as Vice President, Controller beginning in January 1999. He chairs the Asset/Liability Committees of the Life Insurance Companies, and the Corporate Compliance Committee. He is president of the board and chairman of the executive committee of non-profit enterprise Children & Families of Iowa. Mr. Brannen has been employed by FBL and its affiliates since 1991.

          Richard J. Kypta is Executive Vice President – Farm Bureau Life and Secretary of FBL. He joined the Company in August 2007 as Senior Vice President, General Counsel and Secretary. In addition to his duties as General Counsel and Secretary, he was named Executive Vice President – Farm Bureau Life March 1, 2008. Mr. Kypta’s duties as General Counsel were reassigned in February 2009 to allow him to concentrate his efforts on life operations. He spent 13 years with Aviva USA Corporation where he held a number of senior management positions including General Counsel and Senior Vice President with responsibility for that company’s payout annuity business. He most recently served as Senior Vice President and Chief Operating Officer. Prior to that, Mr. Kypta held a number of legal, finance, and operations positions within Aegon Insurance Group, including General Counsel and Senior Vice President – Administration of the Advanced Products Division. He started his career with the public accounting firm of PricewaterhouseCoopers. Kypta holds a B.S. degree from Georgetown University, a M.S. degree from John Hopkins University and J.D. degree from the University of Maryland’s School of Law. He is a certified public accountant, licensed to practice law in Iowa and Maryland, and a Fellow of the Life Management Institute.

          John M. Paule is Executive Vice President – EquiTrust Life Insurance Company, a position he has held since 2003. Mr. Paule joined FBL in 1997 as Vice President – Information Technology and was promoted to Vice President – Corporate Administration in 1998, before being named Chief Marketing Officer in 2000, a title he held until January 2007. Mr. Paule is Chairman of the Agent Compensation and the EquiTrust Oversight Committees. Mr. Paule had been employed by IBM Corporation from 1978 until he joined FBL in 1997. During his last five years with IBM he was its manager of the North American general business insurance segment and its senior state executive in Iowa. Mr. Paule is on the board of directors of privately held MSI System Integrators, Inc. and the West Des Moines Development Corporation. He is past president of the board of directors of the West Des Moines Community School District, the West Des Moines Chamber of Commerce and the West Des Moines Rotary Club. He also served on the board of directors for Des Moines General Hospital Foundation, Junior Achievement and Greater Des Moines Leadership Institute.

          Bruce A. Trost became Executive Vice President of the Company’s managed property-casualty operations in November 2004. Mr. Trost has been employed by companies associated with Farm Bureau interests throughout his career. He was Executive Vice President and CEO of Nodak Mutual Insurance Company, Fargo, ND, beginning in 2003 through 2004, and Vice President — Property Casualty Operations of the COUNTRY Companies, Bloomington, IL, from 1999 to 2003. He began working for COUNTRY in 1976, and from 1994 to 1999 he was Senior Vice President of United Farm Family Mutual Insurance Company, Indianapolis, IN.

          Douglas W. Gumm has been Vice President, Information Technology since January 2000. He had served as Information Systems Vice President since joining FBL on January 1, 1999. Mr. Gumm had been employed by Principal Financial Group in its Information Services division since 1975, his last five years serving as Director of Information Systems - Technical Services.

          Charles T. Happel, CFA, was named Vice President, Investments in August 2008. He joined the companies in 1984 as a Farm Bureau Financial Services agent. Mr. Happel became a securities analyst in 1989 after completing investment and insurance industry designations, including CFP, FLMI, ChFC, CLU and CPCU. He was promoted to portfolio manager for tax-preferenced securities in 1994 and senior portfolio manager in 1999. Mr. Happel became Securities Vice President in 2001, developing and executing strategy for the equity mutual fund portfolios in addition to managing property-casualty portfolios.

          David A. McNeill was named Vice President, General Counsel effective February 22, 2009. Mr. McNeill has been employed by the Company in its legal department since 1989, since 2003 as Vice President and Assistant General Counsel. He is a graduate of Simpson College and Drake Law School. Mr. McNeill is Chief Compliance Officer of our subsidiary EquiTrust Investment Management Services, Inc. He represents FBL on the Federation of Iowa Insurers, and on the Kansas and Colorado health and life insurance guaranty associations.

          David T. Sebastian was named Vice President, Strategy and Business Development on July 1, 2008 after acting as Vice President, Sales and Marketing since January 1, 2007, and Vice President, Sales since November 1, 2004. He has over 20 years of executive management consulting experience as an independent consultant, including several years as a consultant to FBL. His projects included business strategy development, business planning and design, marketing and sales planning, and other executive level projects for a diverse group of clients, both private and public. He was Vice President, Planning, Development and Administration for NCS Pearson, a subsidiary of Pearson, PLC, from 2002 until 2004.

          Donald J. Seibel, CPA, has been Vice President, Finance of FBL and its major operating subsidiaries since January 2007, after serving as Vice President, Accounting beginning in January 2002. He is the chair of the Capital Adequacy and Expense Committees for the companies. He is also a member of the Asset/Liability, Benefits Administration and Acquisition Committees. He is president and a director of non-profit enterprise West Des Moines Public Library Friends Foundation, a director of the Iowa Society of Certified Public Accountants and past president of the Sertoma Club of Des Moines. Mr. Seibel has been employed by FBL and its affiliates since 1996.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Profitability

          We sell individual life insurance and annuity products through an exclusive distribution channel and individual annuity products through independent agents and brokers. Our exclusive agency force consists of 1,962 Farm Bureau agents and managers operating in the Midwestern and Western sections of the United States. Our independent channel consists of 19,098 independent agents and brokers operating throughout the United States. In addition to writing direct insurance business, we assume business through various coinsurance agreements. Several subsidiaries support various functional areas of our life insurance companies and other affiliates, by providing investment advisory, marketing and distribution, and leasing services. In addition, we manage two Farm Bureau affiliated property-casualty companies for a fee but do not include their financial results in our consolidated financial results.

          Our profitability is primarily a factor of the following:

•	The volume of our life insurance and annuity business in force, which is driven by the level of our sales and the persistency of the business written.

•	The amount of spread (excess of net investment income earned over interest credited/option costs) we earn on contract holders’ general account balances.

•	The amount of fees we earn on contract holders’ separate account balances.

•

Our ability to price our life insurance products to earn acceptable margins over the cost of providing benefits and the expenses of acquiring and administering the products. Competitive conditions, mortality experience, persistency, investment results and our ability to maintain expenses in accordance with pricing assumptions drive our margins on the life products. On many products, we have the ability to mitigate adverse experience through adjustments to credited interest rates, policyholder dividends or cost of insurance charges.

•

Our ability to manage our investment portfolio to maximize investment returns while providing adequate liquidity for obligations to policyholders and minimizing the risk of defaults or impairments of invested assets.

•	Our ability to manage the level of our operating expenses.

•

Actual experience and changes in assumptions for expected surrender and withdrawal rates, mortality, and spreads used in the amortization of deferred policy acquisition expense and deferred sales inducement amounts.

•	Changes in fair value of derivatives and embedded derivatives relating to our index annuity business.

          This report details our compensation program for our named executive officers. It describes incentive plans which are measured by various profitability factors. The officers and our employees are rewarded when they can deliver the profitable performance that our shareholders seek.

Current Economic Conditions

          The difficult recessionary economic conditions beginning in early 2008 contributed to substantial asset impairments and declines in the market value of our investment portfolio, among other matters. This resulted in lower financial performance for 2008 which is reflected in our financial statements and Management’s Discussion and Analysis in the Annual Report on Form 10-K. Regarding compensation, the economic conditions and negative performance have contributed to:

•

a significant decline in the market value of our common stock which has resulted in virtually all stock options outstanding at December 31, 2008 being significantly underwater, and in the value of outstanding performance based restricted stock awards being substantially reduced;

•

a decrease in annual performance based cash incentives paid Company-wide in 2009 for 2008 results as compared to the prior several years because of reduced performance attainment levels, along with a reduction in executive performance based cash incentives to a level below attainment levels based on Board concerns over Company financial performance;

•	a freeze on base salary of executives and other officers for 2009 as part of an aggressive program of curtailing expenses which included a four percent reduction in our workforce;

•

a limitation on the number of stock options issued in 2009 to not more than 10% over the number issued in 2008, and a limitation on the number of shares of performance based restricted stock to not more than twice the number issued in 2008, even though the underlying stock price has declined precipitously, and

•

revisions to our performance criteria in 2009 for both short term cash incentives and long term incentives to encourage behaviors that will help us implement business changes to respond to these challenges and profit in the current environment.

          The discussion which follows describes our general compensation philosophy and specific practices through 2008. As noted above, 2009 compensation practices will differ. The Compensation Committee continues to examine all aspects of compensation expenses as the Company continues various expense cutting and efficiency initiatives.

Reimbursement of Compensation Expenses by Managed Affiliates

          We manage two affiliated property-casualty companies whose operating and underwriting results and owners’ equity are separate from ours. We receive a management fee for our work in managing Farm Bureau Mutual Insurance Company and Western Agricultural Insurance Company, and three smaller companies affiliated with them; we are reimbursed for all compensation and other expenses required to provide the services to those companies. The compensation expenses of our executives and employees are allocated between us and our subsidiaries on the one hand, and the property-casualty companies on the other hand, based on time and responsibilities estimates and studies. For the named executive officers, the property-casualty companies reimbursed us for the following percentage of their 2008 total compensation expense: Mr. Noyce, 40%; Mr. Brannen, 25%; Mr. Trost, 100%; Ms. Rumelhart, 0%; Mr. Paule, 5%, and Mr. Kypta, 22.5%.

          Enterprise wide, the managed property-casualty companies reimbursed us for approximately 65% of our 2008 total compensation expenses, 56% of our 2008 annual cash incentives, and 47% of our 2008 long term incentives. As a result, the property-casualty companies are paying their proportionate share of our total salaries, cash incentives and long term incentives, as well as all other forms of compensation and benefits. These allocations and reimbursements should be considered in any analysis of FBL’s compensation costs, executive compensation costs, and costs and uses of short and long term incentive plans.

          We value good relationships with the state and local Farm Bureau entities which sponsor and allow us and our property-casualty affiliates to do business in their geographic areas. We believe that attention to the property-casualty business allows us to do a more effective job of cross selling life insurance products to property-casualty customers, and our cross sales are consistently above industry averages. We further emphasize this relationship by including various property-casualty goals in our annual Company wide incentive plan and in our annual management incentive plan.

Executive Compensation Philosophy and Goals

          We expect that the FBL Financial Group, Inc. compensation program will help us to attract and retain highly qualified and motivated employees at all levels, encourage and reward achievement of our annual and long term goals and operating plans, and encourage officers and employees to become shareholders with interests aligned with those of other shareholders, all in an effort to increase shareholder value.

          We have specific expectations regarding our named executive officers. We intend that our executive compensation program will effectively and appropriately compensate our executives and will guide their activities in response to targeted incentives we provide, both over the short and long term. We measure appropriateness of the compensation package by comparing it to payments made by surveyed companies and peer group companies in the insurance and financial services industries. Our target is to have overall executive compensation, and each of the elements of the compensation package, at approximately the blended average of survey data provided by the Compensation Committee’s consultant and median compensation payments by peer group companies for comparable positions and normal performance.

          We use a variety of compensation elements to reach these goals. These include base salary, annual cash performance based incentives, long term equity awards of options and performance based restricted stock, retirement, termination and change in control arrangements, general employee benefits, and executive benefits and perquisites. These elements are reviewed periodically and adjusted as necessary. As discussed in this analysis, in line with peer group surveys, we have specifically acted in the last several years to reduce the amount of benefits, including retirement benefits, and perquisites available to the named executive officers. In return, we have put an increased percentage of their potential compensation at risk of performance by increasing target levels for both our annual cash incentive plan and our executive long term incentives, and by shifting half of targeted executive long term incentives from stock options to performance based restricted stock.

Compensation Committee and its Consultant

          The Management Development and Compensation Committee (the “Compensation Committee”) of the Board of Directors is in charge of all aspects of executive compensation, and oversees all general compensation programs of the Company. The Compensation Committee consists of four independent directors. See “Further Information Regarding the Board of Directors” for additional information regarding the Compensation Committee. Mercer Human Resources Consulting (“Mercer”) has been retained by the Compensation Committee as a compensation consultant. Mercer receives, in addition to its fees for services to the Compensation Committee, an ongoing license fee for its compensation software which the Company acquired in 1999. Mercer receives its instructions exclusively from the Chairman of the Compensation committee. On occasion, management provides information regarding the compensation and benefit programs and business context to Mercer. The CEO and CFO review drafts of Mercer’s reports (where not concerning CEO compensation) for accuracy with respect to Company information.

What our compensation program is designed to reward

          To create shareholder value, we want to reward performance that is measurable against targets established in our base salary program and in annual and long term incentive programs. Many of the targets are derived from the profitability factors listed above, see, “Overview and Profitability”. The targets act as drivers of Company improvement and are proxies for Company performance. The Compensation Committee believes that achievement of the targets will result in Company growth and profitability and will support Company objectives and promote shareholder interests. The combination of compensation elements used is meant to provide, for each element and in total, compensation that can be compared to the blended average of survey data provided by the consultant and median compensation payments made by the companies we have selected as a peer group. Because the comparative compensation information from the surveys and the peer group is just one of the several analytic tools that are used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use.

─	Survey Data

          The consultant periodically provides analysis of market pay data from various published sources. The last analysis requested by the Compensation Committee included data from the LOMA Executive Compensation Survey Report, 2006; Mercer’s US Benchmark Database, 2006; and from Watson Wyatt Data Services, the ECS Top Management Compensation 2006/2007; Report on Health, Annuity & Life Insurance Positions, 2006/2007.; and Report on Property & Casualty Insurance Positions, 2006/2007.

─	Peer Group

          Our peer group for this measurement purpose was selected by the Compensation Committee with the assistance of Mercer after a survey and study in 2005, and revised after a further survey and study in 2007, to identify insurance and financial services companies with characteristics similar to us. These include industry classification, revenues, public company status, market capitalization, assets under management and level of complexity of the business, including some firms with both life and property-casualty operations in the group. Median revenues of these organizations in 2006 averaged $2.179 billion compared to $2.125 billion for FBL and the managed property-casualty companies; median assets at year end 2006 were $14.352 billion compared to $13.702 billion by FBL and the managed property-casualty companies.

          The peer group approved by the Board of Directors in May 2007 remains as follows:

•	Conseco Inc.

•	Delphi Financial Group Inc.

•	Harleysville Group

•	Horace Mann Educators Corp.

•	Phoenix Companies

•	Protective Life Corporation

•	The Hanover Insurance Group

•	Torchmark

•	United Fire & Casualty

•	Unitrin, Inc.

•	Universal American Financial Corp.

          The 2007 study started from a list of 40 life, multi line and reinsurance companies with a market cap between $500 million and $2 billion. We then eliminated firms which were less than half or more than twice our size in all of the following metrics: assets, revenue and market capitalization. This left us a list of 27 companies. We eliminated 10 whose business was not similar to ours. Of the 17 remaining, we eliminated six companies who had either too narrow a scope of business compared to us, or whose compensation information was not readily available.

Why we chose to pay each element of compensation

          Our compensation decisions start from an examination of the competitive marketplace for insurance executive talent, based in large part upon information derived from our peer group companies and other broad based published industry surveys, together with our review of Company goals and objectives and review of tally sheets listing present total compensation available to our named executive officers. We find that the combination of base salaries, annual cash incentives and longer term equity grants, some level of benefits and perquisites, together with retirement and change of control benefits, is normal in our universe of insurance and financial services firms. Competitive base salaries assist in our ability to attract and retain executives. Performance based incentive elements, both annual cash and long term equity, encourage executives towards realization of Company short and long term goals. We balance the elements so our executives (a) can achieve fair compensation, which we define as being at approximately the blended average of survey data and the median level of comparable pay levels of the composite peer group, and (b) have the ability to achieve above market compensation for above average Company performance of goals. The Compensation Committee looks for information from its consultant to determine if any element of compensation needs adjustment, including material change, to continue within the Company’s strategy of aiming to target executive compensation at approximately the blended average of the survey data and the median level of peer companies.

          The following table illustrates by compensation element our purpose, and our rationale in using discretion when applicable.

Category	Reward Element	Purpose	Rationale in exercise of discretion
Base pay	Salary	Base compensation, a competitive requirement	Experience, performance and past pay history
Annual incentive	Management Performance Plan	Cash incentive for strong annual operating performance	• Increased target opportunities to emphasize pay for performance;
• Award opportunities based on impact of role as well as market;
• Performance goals established based on business objectives to incent strong operating results
Long-term incentives	Stock options	Incentive for share price appreciation and tool for accumulation of share ownership	Increased long-term incentive opportunities to promote pay for performance
	Performance based restricted stock	Incentive for sustained financial performance, alignment with shareholder interests and tool for accumulation of share ownership	Goals established based on business objectives to incent strong operating results
Benefits	Various (see Benefits below)	Participant health, welfare and savings	Attraction and retention of employees
Perquisites	Financial and tax planning	Services and facilities provided to executives where beneficial to the Company	Emphasize performance based pay by scaling back the use of perquisites
Retirement benefits	Defined benefit pension plan	Assure income continuation in retirement consistent with benefits available to other salaried employees	Retain program as a retention device
	Defined contribution [401(k)] plan	Tool for accumulation of assets, including share ownership if desired	Retain program as a retention device
Change-in-control severance	Individual agreements	Assure continued service of executives despite heightened risk in termination due to change in control	NA

─	2007 Salary Survey Leads to Changes

          In 2007 the consultant completed a comprehensive survey of our executive compensation versus the peer group and other published sources. The survey resulted in (a) base salary adjustments for the CEO and CFO in mid-2007 and (b) realization by the Compensation Committee that while total compensation was close to survey information and peer group median levels, the elements of compensation differed from the median of elements being measured against. The primary difference is that we were paying benefits and perquisites at a rate higher than our peers, while not having as much compensation variable and at risk of performance criteria. In response, the Compensation Committee in 2007 adopted proposals to reduce the Company’s retirement plan benefits, to delete executive car allowances and club memberships, and to increase the potential short term cash incentives and long term equity incentives for performance of our annual goals. In 2008 the Compensation Committee further reduced benefits while increasing target levels for the incentive plans. This is further described in “Annual Cash Incentives”, “Benefits” and “Perquisites”, below.

How we determine amounts under each element of compensation

─	The role of executive officers in the compensation process

          The Company’s executives make compensation assumptions every year in the process of preparing budgets for the following year. Management through the CEO makes specific recommendations to the Compensation Committee of Company compensation, including compensation for the other named executive officers, covering salary, annual cash incentives and long term incentives. Other elements of compensation are reviewed periodically. The recommendations start with salary ranges established for various positions based on survey and peer group data, and include objective and subjective evaluations. The recommendations are measured against the peer group surveys and recommendations of the Compensation Committee’s consultant to stay within the Company’s policy of aiming at the blended average of the survey data and the median peer group level for executive compensation. The Compensation Committee makes its own determination of the CEO’s compensation. The determination is based heavily upon performance evaluations from each member of the Board, with the assistance of the consultant, the Lead Director and the Chairman. The determination is ratified by the entire Board. Within the executive group the CEO attempts to achieve a level of internal pay equity among the executives, with the review of the Compensation Committee. The process typically occurs in the late fall of the year, with compensation changes effective at the beginning of the calendar year.

          The CEO and CFO typically attend meetings of the Compensation Committee, meet individually with the committee and its Chairman and prepare and oversee staff preparation of materials and various agenda items for meetings of the committee.

          As noted earlier, the Compensation Committee and Board of Directors recently determined to freeze 2009 executive and officer compensation at the 2008 levels as part of expense cutting during the current economic downturn.

─	Base Salaries

          In addition to the CEO’s recommendations, the Compensation Committee periodically requests recommendations of executive compensation ranges from its consultant. The recommendations are based upon surveys of compensation paid to peer group companies and other published and proprietary surveys. See, “2007 Salary Survey Leads to Changes”, above. In 2007 the consultant provided both analysis of pay data from proxy statements and other published data of the peer group, along with market pay data from various published sources noted in “Survey Data”, above. The Compensation Committee believes the combination of peer group and published data gives a more reliably accurate representation of the competitive market. The data is blended as part of the consultant’s recommendations for the named executive officer positions. The CEO’s compensation is greater than the other named executive officers because it is an appropriate market practice, given the greater responsibility and impact of the CEO. To determine recommendations of a specific salary within a range, the Compensation Committee considers management input regarding the officer’s length of service in the position, experience, and skills in handling short and long range operational and strategic issues. In addition, the Compensation Committee has established specific annual goals, the “CEO’s balanced scorecard”, which assist in determining compensation within the CEO’s salary range. In turn, the CEO uses the same or similar goals with his direct reports, with the goal progress being important in determining individual compensation within the executive’s salary range. Current goals in the CEO’s balanced scorecard are in the areas of financial stability, management succession planning and leadership development, enterprise risk management, corporate guiding principles of integrity, financial strength and operational excellence, and communications and relations with stakeholders. Annual reviews of the performance of the other named executive officers are performed by the CEO, and by the Compensation Committee in regard to performance of the CEO.

─	Annual Cash Incentives

          The Compensation Committee believes that a significant portion of annual cash compensation for the executive officers should be at risk and tied to the Company’s operational and financial results. Our annual management performance plan establishes five to eight business goals with a balance between expense control, production targets aimed at revenue growth and profitability. The goals are identical to those utilized in determining annual cash incentives to all employees.

          Although it is generally difficult to maximize all of the annual goals because of their counterbalance (that is, achieving an expense goal might make it more difficult to achieve a sales or production goal, and vice versa), they are designed to align with factors that will allow for the overall success of the Company on both a short and long term basis.

          The Compensation Committee has in certain years adjusted goals applicable to all awards when there was adequate reason to do so. This has required that unexpected intervening events have made a goal impossible to meet despite the best efforts of management and employees, or have made a goal too easy to meet. The plan does not permit post-approval changes to positively affect the size of awards made to those persons subject to Section 162(m) tax deduction limitations.

          For 2008, the annual goals were set in the following eight areas:

2008 MANAGEMENT PERFORMANCE PLAN

Title of Goal		Threshold	Target Goal
1.	Property-casualty membership accounts	2007 actual membership accounts	Increase 2.5%
2.	Farm Bureau Life production	2007 actual life production	Increase 5%
3 A.	Property-casualty premiums (except crop)	2007 actual property-casualty premiums	Increase 6.77%
3 B.	Property-casualty premiums (crop)	2007 actual premiums	Increase 10.9%
4.	Life expenses	2008 budgeted life expenses	2.0% below budget
5.	Property-casualty expenses	2008 budgeted property/casualty expenses	2.0% below budget
6.	Operating earnings per share (year ending 9/30/08)	2008 budgeted operating earnings per share	Increase 5%
7.	Property-casualty combined ratio	101.0%	97.7%
8.	EquiTrust premiums collected	$1.3 billion	$1.5 billion

─	Payments Pursuant to Management Performance Plan

          The percentage range of annual cash incentive payments between a threshold level and a maximum level are broader for the named executive officers group and for the FBL management team, as compared to all other employees. The target percentage in the following table represents an amount available if a goal is met at a 100% level. These officers realize no payment unless a threshold level of achievement is attained, a payment of 50% of target when the performance threshold is met, which rise proportionately to a payment of 200% of the target if the goal is met at a maximum level. Other employees realize payments of 75% of target at the threshold, up to 150% of target at the maximum.

          In partial response to the consultant’s findings and as a way of increasing variable performance related compensation (see, “2007 Salary Survey Leads to Changes”, above), the Compensation Committee increased the cash incentive percentage targets of the named executive officers for performance in 2008. The percentages will continue to apply to performance in 2009.

          The 2008 named executive officers had the following percentages of base salary under the 2007 and 2008 Management Performance Plans available to be paid as annual incentive payments for achievement of the annual goals, and received the following actual payments as a percentage of base salary.

2007 CASH INCENTIVES AS A PERCENTAGE OF BASE SALARY

Name	Threshold	Target	Maximum	2007 Actual % of Salary*
James W. Noyce	40%	80%	160%	103%
James P. Brannen	25%	50%	100%	64%
Bruce A. Trost	25%	50%	100%	64%
JoAnn Rumelhart	25%	50%	100%	64%
John M. Paule	25%	50%	100%	64%

2008 CASH INCENTIVES AS A PERCENTAGE OF BASE SALARY

Name	Threshold	Target	Maximum	2008 Actual % of Salary*(1)
James W. Noyce	45%	90%	180%	28%
James P. Brannen	30%	60%	120%	28%
Bruce A. Trost	30%	60%	120%	28%
JoAnn Rumelhart	30%	60%	120%	31%
John M. Paule	30%	60%	120%	28%
Richard J. Kypta	30%	60%	120%	28%

*	See the Summary Compensation Table on page 33 under the heading “Non-Equity Incentive Plan Compensation” for a listing of the dollar awards.

(1)

Performance by the Company of the 2008 goals resulted in attainment of approximately 85% of the target levels. However, the Compensation Committee determined because of financial uncertainties and ongoing review of the Company’s fiscal position, that it would limit payments to the named executive officers and the remainder of the insurance management team to an amount computed on a target of 30% of base salary, instead of on the targets in the above table. In other words, Mr. Noyce received one-third of his indicated amount and the other named executive officers received one-half of their indicated amount. Except for the insurance management team, other participants in the Management Performance Plan, and employees in the Company wide performance plan, received the full amount of cash incentive payments indicated in the plan for 2008 performance. The Compensation Committee has retained discretion to grant additional amounts to the named executive officers and remaining management team members after completion of additional reviews of the Company’s financial position. If such payments are made they will be classified as a discretionary bonus.

          For 2009, the Compensation Committee has written the annual goals to emphasize the continued importance of growth accomplished with expense controls throughout the companies, together with improved stability and profitability at the EquiTrust Life subsidiary. The 2008 goal labeled EquiTrust premiums collected, has been replaced with two goals, EquiTrust independent channel expenses, and EquiTrust independent channel withdrawals. In addition, the plan emphasizes the fact that the Compensation Committee and Board retain discretion to withhold payment of annual cash incentives regardless of goal attainment, and that certain triggers to payments must be met before the goals are paid. These triggers require, for the property casualty goals, that the aggregate statutory surplus of our two managed property/casualty companies must increase in 2009. For the life insurance companies goals, the aggregate statutory surplus of the two life insurance companies must increase in 2009. For the specific EquiTrust independent channel goals, the statutory surplus of EquiTrust Life must increase in 2009. For the specific growth goal of Farm Bureau Life, the statutory surplus of that company must increase in 2009.

─	Long Term Incentives; Options and Restricted Stock

          The Compensation Committee has adopted a long term incentive (“LTI”) formula which bases equity incentive awards on the position and salary of supervisory and management personnel. Generally, the awards increase with the level of the position. For the named executive officers in 2008 and 2009, the Compensation Committee has assigned LTI targets as a percentage of base salary as follows: Mr. Noyce, 170%; Mr. Brannen, 110%; Mr. Trost, 110%; Mr. Paule, 110%; and Mr. Kypta, 110%. These targets were increased from 2007 as part of the Compensation Committee’s means of increasing long term equity variable performance related compensation (see, “2007 Salary Survey Leads to Changes”, above).

          However, the value ultimately realized from these awards will depend on a number of factors, including the Company’s financial results and movements in its stock price. For instance, stock options were granted in January 2007 and 2008 at exercise prices equal to then-current market prices of $37.88 and $33.20, respectively, as compared to the December 31, 2008 closing market price of $15.45. Further price declines in early 2009 have pushed all outstanding stock options underwater, i.e., the exercise price is in excess of the market value, with the result that the stock options granted as incentives have no value until such time as the market recovers. In addition, restricted stock which has been earned and vested by performance has declined in value substantially from the grant date. Also, the Company’s reduced financial results in 2008 significantly reduced performance attainment levels of the 2006 restricted stock grants which matured at year end 2008 and will make it virtually impossible for executives to achieve the performance goals built into outstanding 2007 and 2008 multi-year restricted stock grants measured by earnings per share and return on equity performance.

          We have tied long term goals to equity compensation. Recent practice has been to grant to the management group half the LTI value in stock options without specific performance targets, and half through issuance of performance based restricted stock. This program is designed to create a variety of long-term goals for this key group. Performance measures to date have included earnings per share and return on equity targets. These targets have been selected because of their importance to the creation of long term shareholder value and the financial health of the Company, and their importance to rating agencies and analysts who follow the Company. The goals have been adjusted year by year to the recent formula of both the earnings per share goal and the return on equity goal being measured for the aggregate of the ensuing three years. The Compensation Committee determined the longer focus of the goals was important to the officers achieving consistent results for the Company. However, in recognition of the current economic climate, for 2009 the Compensation Committee is changing the focus of the restricted stock awards to one year of current income and expense controls, plus a further two years service component, as noted below.

          The goals disclosed below represent expectations of the Company at particular points in time and may not necessarily represent management’s current view of potential operating results in future periods. In addition, they are not comparable to earnings per share as presented in our audited consolidated financial statements, both of which follow GAAP, or to return on equity computations outside of the formula used in the award agreements. Rather, the definitions of earnings per share and return on equity in the restricted stock agreements vary from GAAP by attempting to focus on core operations which are more within the control of management. For instance, the 2008 grant agreements contained the following definition of “Restricted Stock Agreement Earnings Per Share (RSAEPS)”:

RSAEPS means Operating Income as defined in the Accounting Policy for Determination of Operating Income that is in effect and previously approved by the Audit Committee as of February 19, 2008 for the years 2008, 2009 and 2010.

          Additionally, the 2008 grant agreements contained the following definition of “Restricted Stock Agreement Return on Equity (RSAROE)”:

RSAROE means the percentage return on common equity, as computed by dividing Operating Income (as defined in the Accounting Policy for Determination of Operating Income that is in effect and previously approved by the Audit Committee as of February 19, 2008) for the three years ended December 31, 2010 by the average of total common stockholders’ equity excluding accumulated other comprehensive income(loss) at December 31, 2007 and the end of each of the four calendar quarters for each of the three years ended December 31, 2008, 2009 and 2010.

─	Restricted Stock Performance Goals*

	RSAEPS	RSAROE
Grant dated 02/2004: Goal, RSAEPS for 2006
Minimum	$2.29
Maximum	$2.49
Actual	$2.58
% of grant earned	100%

Grant dated 02/2005: Goals, RSAEPS for 2007 (75%) and RSAROE for 2007 (25%)
Minimum	$2.40	9%
Maximum	$2.74	10%
Actual	$2.68	8.85%
% of grant earned	61.52%	0%
*The 2008 payout of these awards is reflected in the “Grants of Plan-Based Awards” table on page 36.

Grant dated 02/2006: Goals, RSAEPS for 3 years ended 12/31/2008 (75%) and RSAROE for 2008 (25%)
Minimum	$7.33	9%
Maximum	$8.74	11%
Actual	$7.5945	5.35%
% of grant earned	14.07%	0%

Grant dated 02/2007: Goals, RSAEPS for 3 years ended 12/31/2009 (75%) and RSAROE for 3 years ended 12/31/2009 (25%)
Threshold	$8.68	28.2%
Target	$9.56	30.6%
Maximum	$10.70	33.0%

Grant dated 02/2008: Goals, RSAEPS for 3 years ended 12/31/2010 (75%) and RSAROE for 3 years ended 12/31/2010 (25%)
Threshold	$9.35	28.4%
Target	$10.62	30.8%
Maximum	$11.49	33.2%

Grant dated 02/2009: Goals, RSAEPS for 1 year ended 12/31/09 (25%) and RSAET (restricted stock agreement expense target) for 1 year ended 12/31/09 (75%)
Threshold	$2.47	100.0%
Target	$2.59	98.5%
Maximum	$2.84	95.5%

          The new goal for 2009, RSAET, is designed to reward the achievement of bringing in expenses for the year below budgeted amounts. The measured statutory expense budgets (for Farm Bureau Life and EquiTrust Life) already reflect significant adjustments to reduce expenses from prior years. For the maximum attainment to be achieved, the actual 2009 expenses would be approximately 10% below actual 2008 expenses. Certain expenses incurred to produce future expense savings are excluded from the calculation. Once the 2009 performance is certified, participants will need to complete two additional years of service before the shares vest in February 2012.

          The Compensation Committee has annually set the performance criteria at levels where expected performance would result in the executives earning 50% of the restricted shares. However, actual results could result in none, some, or all of the shares being earned, as can be seen from the historical results, above. The executives have voting rights during the period of restriction, and will receive accumulated dividends on the shares actually earned when the period of forfeiture lapses. We intend to continue this usage of performance based restricted stock in the future for this group. The Compensation Committee has a policy of limiting grants of restricted stock to not more than $3 million grant date fair market value per year.

          Despite recent declines in the market value of the Company’s common stock, the Compensation Committee remains of the view that for the long term, equity grants of stock options and restricted stock are an effective and important tool in both the compensation of management and in tying the goals and interests of management more closely to the goals and interests of the shareholders. In furtherance of that view, the Compensation Committee in November 2008 adopted a mandatory holding period of one year for 100%, net of tax, of stock options and grants exercised or vested for future awards. In addition, the Board of Directors has adopted stock ownership guidelines for itself and for the executive officers; see “Stock Ownership Guidelines”, below.

─	Clawback Policy

          In order to further align management’s interests with the interest of shareowners and support good governance practices, the Compensation Committee has adopted a clawback policy applicable to performance-based incentive awards to the executives. In the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement as determined by the independent directors, each of the Company’s executive officers may be required to reimburse the Company for the excess value received from any incentive award made to him or her over the value actually earned based on the restated performance, regardless of the executive’s lack of misconduct. The policy also allows the Company to seek to recoup benefits from any employee whose misconduct was the cause of the restatement, along with legal recourse.

─	Benefits

          FBL offers benefit plans such as retirement, 401(k), vacation, medical, life and disability insurance to executive officers on the same basis as offered to all employees. The executives also participate in an executive disability policy which will provide benefits in case of covered disability up to full salary.

          Two executive benefits have been frozen in recent years because they were not commonly used in peer group compensation plans. First was an executive life insurance program through which the executives were provided funds with which they could purchase a universal life policy in the amount of twice salary and bonus, less $50,000, paid up at age 65. This benefit was frozen at year end 2006 levels. Executives retained the face amount of universal life policies previously issued, and will receive payments in future years sufficient to maintain that amount. They are eligible to receive additional group life insurance coverage under the Company’s all employee plan to maintain insurance coverage equal to twice salary, less the accrued universal life benefit. Second was a deferred compensation plan for the portion of the Company match from the 401(k) plan which would be in excess of ERISA limitations. The amounts are accrued in an unfunded plan, either in the form of FBL’s flexible premium deferred annuity, or in unregistered shares of common stock. This benefit was frozen at year end 2007.

─	Perquisites

          The Company provides executives with the availability of limited reimbursement for financial planning services and tax return assistance. Based upon a 2007 survey by the Compensation Committee’s consultant indicating that the Company’s benefits and perquisites were then generous compared to peer group companies, the Compensation Committee eliminated an automobile allowance and club dues after 2007. In their place, the Company made adjustments in the percentage levels available for performance related to equity incentive plan payments. This gives the affected officers the opportunity to earn a cash incentive based on performance that could exceed the value of the former perquisites. In 2009, we are eliminating Company paid physicals as part of an overall expense savings initiative.

─	Retirement and Termination Benefits

          A major project in 2007 was to revise our defined retirement benefit plan to bring it closer to what is available under plans of peer companies. Changes in the plan, effective at the beginning of 2008, act to reduce our benefit expenses while still leaving our executives and employees with competitive retirement opportunities. The reduction in defined benefit plan payments has been based on benchmarking studies of other companies within our industry and geographic location. See further description of the Company’s retirement plans, including the revisions, at footnote 2 to the “Pension Plan” table, below

─	Change in Control Agreements

          We began establishing change in control agreements with executives in 2002., The change in control agreements have a double trigger before payments are required; i.e., the defined change in control must occur, and the executive must have a discernable change in working conditions. Apart from the change in control agreements, outstanding stock options and restricted stock grants have provisions for vesting upon a change in control. In other words, a single trigger of change in control accelerates both the options and the restricted stock without a change in the executive’s working conditions. Beginning with grants made after February 2009, restricted stock will, and stock options may, be subject to double trigger change in control vesting conditions.

          We have entered into change in control agreements with each of the named executive officers and with the other officers named in our “Executive Officers” list (except for Mr. Lang, whose employer is the Farm Bureau Management Corporation). The forms of agreements were amended late in 2008 for compliance with Internal Revenue Code Section 409A

          In entering into these agreements, the Board determined that it is in the best interests of the Company and its stockholders to ensure that we will have the continued dedication of the executives notwithstanding the possibility, threat or occurrence of a termination of the Executive’s employment in certain circumstances, including following a change of control. Further, the Board stated that it “believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened termination of the Executive’s employment in such circumstances and to provide the Executive with compensation and benefits arrangements upon such a termination which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations who may seek to employ the Executive.”

          If triggered, the agreements pay a multiple of salary and annual cash incentive of three times for Messrs. Noyce, Paule, Trost, Brannen and Kypta, and a multiple of salary and annual cash incentive of two times, for Messrs. Gumm, Happel, McNeill, Sebastian and Seibel. The agreements as amended are effective until December 31, 2009 subject to automatic renewal unless notice of nonrenewal is given more than 90 days before the end of the year. The Compensation Committee will be reviewing the agreements further in 2009 and expects to reduce the level of coverage.

          Please see “Potential Payments Upon Termination or Change in Control – Payments Made Upon a Change in Control”, at page 41, for additional information regarding the change in control agreements.

─	Timing of grants of equity awards

          The Compensation Committee adopted a stock option policy at the time of the Company’s initial public offering in 1996 which covers administrative matters, and at the same time instituted a practice of setting once a year option grant dates at January 15 (or next business day if January 15 falls on a weekend or holiday), and once a year restricted stock grants in February. The Company is continuing that timeline for employees, but starting in 2009, the Company plans to make equity awards to its directors at the date of the Company’s annual meeting in May. The Company does not time its option and restricted stock grants in coordination with the release of material non-public information, and executives receive their grants at the same time as other participants.

How each element of compensation, and our decisions about each element, fit into our compensation objectives

          The compensation objectives described earlier include attracting and retaining executives who can aid in creating shareholder value, and effectively and appropriately compensating the executives and guiding their activities in response to targeted incentives, both short and long term. The amount of compensation, both in individual elements and in the aggregate, is targeted at the blended average of survey data and median compensation payments of a peer group of insurance and financial services companies.

          We utilize base salary as a building block towards these objectives, establishing a salary range for particular positions based on survey data and job responsibilities. Being competitive in base salary is a minimum requirement to obtain and retain skilled insurance executives in the Des Moines, Iowa area, because of the significant number of home offices of insurers located there.

          Annual cash incentives keyed to short term objectives provide a second step in appropriate compensation. The performance targets, which are used to determine annual cash incentives for all employees, emphasize expense control, growth in Company operations and profitability. “Pay for performance targets” for the named executive officers has been enhanced in recent years by putting a larger part of their potential compensation at risk in the annual cash incentive program.

          Long term objectives are enhanced by the use of equity grants in the form of stock options and performance based restricted stock. The stock options, which vest over five years, attain value in the hands of the executives as increases in the Company’s stock price exceed the option exercise price. This creates a direct correlation to shareholder value. The performance based restricted stock grants require that the Company meet earnings per share and return on equity targets over a three year time frame; both metrics are commonly used measures of performance and comparison by our analysts and investors. Grants in 2009 varied by requiring one year earnings per share goal and one year expense control goal, to be followed by two years of service prior to vesting.

          The Compensation Committee reviews all elements of compensation, including executive benefits and perquisites, from time to time. In 2007 it determined to delete the payment of car allowances and club dues, and froze balances in the Employer Match Deferred Compensation Plan, a deferred compensation program related to 401(k) Company contributions in excess of IRS limits. The Board of Directors has also reduced benefits under the Company’s retirement program so that it is more in line with industry and peer group practices. Retirement and termination benefits remain part of the executive’s compensation package, under the Company’s revised defined benefit retirement plans and the change in control agreements.

Stock ownership guidelines

          The Compensation Committee believes that a fundamental goal of executive compensation is to encourage and create opportunities for long-term executive stock ownership which will tie the efforts of the executives to goals of increasing shareholder value. The Compensation Committee expects that over time, executive officers will establish ownership positions that are of significant value at a multiple of their annual salary.

          To encourage ownership, the Compensation Committee in late 2004 established Executive Ownership Guidelines. The Guidelines require the CEO within five years of January 1, 2005 (or within five years of start or promotion dates, if later) to own FBL common stock worth three times annual base salary, and within ten years to own FBL common stock worth five times annual base salary. The CFO and Executive Vice Presidents are to own shares worth two times annual base pay in five years, and three times annual base pay in ten years, in FBL common stock. All other members of the executive group (20 additional persons) are required to own shares worth at least one time annual base pay in FBL common stock within five years.

          Most of the officers were making significant progress towards the ownership guidelines prior to recent market disruptions and significant downturns in stock prices. Given the substantial decline in the market value of Company common stock in 2008, the Compensation Committee in November 2008 determined to extend the timeline for reaching the ownership goals by three years. At the same time, the Compensation Committee adopted a mandatory holding period of one year for 100 percent, net of tax, of stock options and grants exercised or vested for future awards.

          If the ownership guidelines are not met, the annual cash incentive of the particular officer, net of tax, could be required to be used to purchase FBL common stock for the account of the officer. If available, the required purchases will be made through the Executive Salary and Bonus Deferred Compensation Plan. The ownership guidelines do not recognize beneficial ownership of shares through performance based restricted stock grants until they are earned, or through grants of stock options until they are exercised, but will recognize as beneficial ownership the share equivalents in unit accounts in the deferred compensation plan and in the 401(k) plan.

Tax and regulatory matters

─	Internal Revenue Code § 162(m)

          Internal Revenue Code §162(m) limits the deductibility of compensation paid to the CEO and the next four most highly paid executives of a public company to $1 million per individual, subject to exceptions for performance based pay, among other items. All compensation paid to our named executive officers in 2008 will be deductible because we have not exceeded the §162(m) limits. We take performance based pay exceptions into account in structuring executive compensation. We have received shareholder approval of the material terms used in performance based compensation to qualify for appropriate §162(m) treatment.

─	Nonqualified Deferred Compensation

          The American Jobs Creation Act of 2004 changed the tax rules applicable to nonqualified deferred compensation agreements. Since January 1, 2005, companies have been required to operate nonqualified deferred compensation plans in compliance with §409A of the Internal Revenue Code and other applicable guidance including Notice 2005-1. The Company believes it has operated its plans in good faith compliance with the guidance. In April 2006 the IRS released final regulations and in October 2007 the IRS issued Revenue Procedure 2007-86 that granted transitional relief to comply with the final regulations until December 31, 2008. The Company has amended its plans to comply with the final regulations and believes it is operating the plans in compliance with them.

─	Accounting for Stock-Based Compensation

          The Company began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R) on January 1, 2006.

COMPENSATION COMMITTEE REPORT

          The Management Development and Compensation Committee of FBL Financial Group, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

John E. Walker, Chair
Tim H. Gill
Paul E. Larson
Kim M. Robak

SUMMARY COMPENSATION TABLE

          The following table summarizes total compensation paid to or earned by each of the named executive officers for the three years ended December 31, 2008. Among other matters, the committee reviewed tally sheets representing total compensation, including equity and non-equity based compensation to the officers, in setting the total compensation arrangements for each of the officers.

          No payments were made which would be reportable in the “Bonus” column, representing discretionary payments. Payments which in past years have been labeled as bonuses are now found in the “Non-Equity Incentive Plan Compensation” column, representing annual payments made pursuant to pre-existing Company performance criteria.

          Compared to total compensation, including the fair value of equity awards and the non-equity incentive plan compensation, base salary of the continuing named executive officers represented from 34.8% (Mr. Noyce) to 62.6% (Mr. Kypta) of the named executive officers’ total compensation for 2008. There were no discretionary bonuses paid. These results are consistent with the Company’s philosophy that a significant amount of compensation for the senior executives should be variable and at risk of performance. It also reflects that Mr. Noyce, as CEO, was awarded performance based incentive grants incrementally larger than those received by the other officers.

2006, 2007 AND 2008 SUMMARY COMPENSATION TABLE

(a)Name & Position	(b)Year(1)	(c)Salary ($)		(d)Bonus ($)	(e)Stock Awards(2) ($)	(f)Option Awards(2) ($)	(g)Non-Equity Incentive Plan Compensation(3) ($)	(h)Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4) ($)	(i)All Other Compensation (5) ($)	(j)Total ($)
James W. Noyce	2008	732,000		0	(197,451)	464,922	206,795	953,146	69,961	2,229,373
Chief Executive	2007	631,250		0	468,812	270,853	650,945	264,692	99,875	2,386,427
Officer and Director	2006	461,100		0	257,731	196,692	248,311	236,422	92,115	1,492,371

James P. Brannen	2008	416,250	(6)	0	(70,350)	94,954	117,593	209,413	39,256	807,116
Chief Financial Officer and Chief Administrative Officer	2007	352,523		0	129,952	73,201	227,201	63,760	74,193	920,831

Bruce A. Trost	2008	410,141	(6)	0	(92,218)	123,997	115,867	560,558	59,956	1,178,301
Executive VP –	2007	372,855		0	231,937	88,609	240,305	131,498	79,303	1,144,506
Property Casualty Companies	2006	355,100		0	74,263	51,320	173,844	310,508	77,509	1,042,544

JoAnn W. Rumelhart	2008	287,426		0	(61,578)	246,273	88,759	2,353,081	244,155	3,158,117
Executive VP –	2007	370,175		0	269,402	216,110	238,578	197,316	84,448	1,376,029
Farm Bureau Life	2006	348,400		0	165,600	145,161	170,564	298,329	78,062	1,206,116

John M. Paule	2008	390,246		0	(87,461)	136,851	110,247	184,238	45,055	779,177
Executive VP – EquiTrust Life	2007	354,769		0	221,756	104,177	228,649	83,076	77,862	1,070,289

Richard J. Kypta Executive VP – Farm Bureau Life and Secretary	2008	381,063		0	0	46,339	107,653	58,781	14,560	608,396

(1)

Year 2006 is not reported for Mr. Brannen and Mr. Paule, and years 2006 and 2007 are not reported for Mr. Kypta, because they were not named executive officers in those years. Mr. Noyce became CEO January 1, 2007, and previously was the CFO. Ms. Rumelhart served as an executive officer until March 1, 2008 and retired from the Company during 2008.

(2)

Amounts in columns (e) and (f) reflect the dollar amounts recognized for financial statement reporting purposes for the years ended December 31, 2006, 2007, and 2008 in accordance with FAS 123(R), of awards of performance based restricted stock and stock options and include amounts from awards granted in and prior to 2006, 2007, and 2008 respectively. Assumptions used in the calculation of these amounts are included in footnotes 1 and 9 to the Company’s audited consolidated financial statements for the years ended December 31, 2006, 2007 and 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2007, February 25, 2008, and February 19, 2009, respectively.

FAS 123(R) requires expense on performance based awards to be recorded based on the probability that a performance condition will be achieved and then spread over the service period. As the estimate of the probability of achievement of the performance condition changes, the effect of the change in estimate is recognized in the period of change by recording a cumulative catch-up adjustment to retroactively apply the new estimate. During 2008, the probability of achieving the performance conditions on the restricted stock awards decreased causing the amounts shown for 2008 to be negative.

(3)

Non-equity incentive plan compensation of the named executive officers by its terms is paid between February 1 and March 15 of the year following performance. The payments reflected in this table for 2008 were limited by the Compensation Committee from amounts indicated by actual Company performance, because of economic conditions and ongoing reviews of the Company’s financial condition. See “— Annual Cash Incentives” beginning on page 25 for further detail regarding payments under the Management Performance Plan.

(4)

All amounts in column (h) represent actuarial increases in the present value of the benefits to the named executive officers under the Company’s pension plans determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. The increase in Mr. Noyce’s Present Value of Accumulated Benefit is primarily related to the increase in his 36 month consecutive compensation associated with his promotion to CEO in 2007. Also contributing to the increase was the additional year of service and age. The increase in Ms. Rumelhart’s retirement benefits is primarily related to the attainment of the Rule of 85. Due to §409A of the Internal Revenue Code the benefits provided by the FBL Financial Group Supplemental Retirement Plan cannot be paid until six months after her retirement date.

(5)	See following table, “2008 All Other Compensation,” for additional information

(6)

For 2008 includes $45,440 of compensation deferred by Mr. Brannen, and $48,061 of compensation deferred by Mr. Trost, into the Executive Salary and Bonus Deferred Compensation Plan. See their entries at “2008 Grants of Plan Based Awards.”

	2008 ALL OTHER COMPENSATION
Name	Life Insurance Executive UL(1) ($)	Life Insurance Term (1) ($)	Defined Contribution Plan (2) ($)	Perquisites (3) ($)	Medical, Dental & LTO Insurance & Unused Flex Credits ($)	Other ($)		Total ($)
James W. Noyce	26,591	11,542	6,900	4,450	20,478	—		69,961
James P. Brannen	9,750	3,470	6,900	1,130	18,005	—		39,256
Bruce A. Trost	29,591	830	6,900	3,120	19,515	—		59,956
JoAnn W. Rumelhart	200,527	715	6,900	28,909	7,105	26,759	(4)	244,155
John M. Paule	19,948	751	6,900	1,815	15,641	—		45,055
Richard J. Kypta	—	2,322	6,900	1,000	4,338	—		14,560

(1)

Each of the named executive officers received the costs of an executive life insurance program in two components. First is a universal life insurance policy, the value of which was frozen at year end 2006 before Mr. Kypta joined the Company. The ongoing payments will make the policy at the 2006 value paid up at age 65. Second is the cost of term life insurance to bring the total benefit to two times salary and annual cash incentive, less $50,000.

(2)	Each named executive officer received Company matching contributions to the executive’s 401(k) account up to ERISA limits.

(3)

Includes for the named executive officers year 2008 perquisites as listed. No perquisites or personal benefits were received by any one of the named executive officers with a value in excess of the greater of $25,000 or 10% of such person’s total perquisites. Items of value received by the various named executive officers in 2008 that do not reach the required perquisite disclosure level include (in aggregate dollars descending order) (i) club memberships, (ii) physical exams, and (iii) retirement and tax planning. There was no personal use of corporate aircraft in 2008. The perquisites are valued at incremental cost to the Company. After 2008 the executive officers will not receive payments for executive physicals.

(4)	Represents payout of unused vacation time.

2008 GRANTS OF PLAN-BASED AWARDS

		Date of Board Action(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Number of Shares of Stock or Units #	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)
Name	Grant Date		Threshold(2) ($)	Target ($)	Max ($)	Threshold #	Target #	Max #

James W.	N/A	N/A	329,400	658,800	1,317,600
Noyce	2/19/2008	2/19/2008					15,000	30,000				943,800
	1/15/2008	12/17/2007								70,000	32.96	526,666
	5/14/2008	5/14/2008								19,117	32.96	72,905

James P.	N/A	N/A	124,875	249,750	499,500
Brannen	2/19/2008	2/19/2008					7,277	14,554				457,869
	1/15/2008	12/17/2007								26,411	32.96	205,116
									1,331			45,440

Bruce A.	N/A	N/A	123,042	246,085	492,169
Trost	2/19/2008	2/19/2008					7,171	14,341				451,168
	1/15/2008	12/17/2007								26,023	32.96	202,196
									1,408			48,061

JoAnn W.	N/A	N/A	86,228	172,456	344,911
Rumelhart	2/19/2008	2/19/2008					1,667	3,333				104,856
	1/15/2008	12/17/2007								24,192	32.96	138,173

John M.	N/A	N/A	117,074	234,148	468,295
Paule	2/19/2008	2/19/2008					6,823	13,645				429,272
	1/15/2008	12/17/2008								24,761	32.96	192,701

Richard J.	N/A	N/A	116,078	232,155	464,310
Kypta	2/19/2008	2/19/2008					6,644	13,287				418,009
	1/15/2008	12/17/2007								21,912	32.96	184,134
	5/14/2008	5/14/2008								1,911	29.41	9,022

(1)

Long term incentive equity awards are determined by the compensation committee based on formulas which provide an amount of dollars to be awarded to each recipient. For stock option awards, the dollars are divided by the Black-Scholes value on a subsequent measurement date, the date of grant, which determines the number of shares in the grant. Restricted stock grants are not finalized until performance terms are set by the committee in the first quarter of the year.

(2)

Amounts indicated as threshold payments represent the total payable if each performance goal’s minimum requirements were met. Actual amounts payable for a goal would be zero if a threshold for a goal is not met. See “How we determine amounts under each element of compensation — Annual Cash Incentives”, above, for information regarding performance based conditions of the annual cash incentives.

(3)

Amounts in this column relate to performance based restricted stock issued to the named executive officers. Information regarding the performance targets for these awards is at “How we determine amounts under each element of compensation — Long Term Incentives; Options and Restricted Stock”, above. Participants receive accrued dividends on shares when they vest. They can vote the shares from the date of grant.

(4)

The Company’s grants of stock options are effective January 15 (or next business day) of each year, with the exercise price equal to that grant date closing price. The options vest 20% per year over a five year period and expire ten years from date of grant. For the named executive officers, the options are computed by a formula keyed to a percentage of annual base salary, which increases with the position and seniority of the officer.

(5)

Mr. Brannen was credited with 1,331, and Mr. Trost was credited with 1,408 deferred units in the Executive Deferred Salary and Bonus Plan for salary and non-equity incentive plan compensation they elected to defer during 2008. The units are payable one for one in shares of common stock at a future date. In addition, Board action in 2008 allowed participants in the Employer Match Deferred Compensation Plan to convert cash balances to share equivalents which will be paid out after termination of employment. Mr. Brannen was credited with 1,915 shares and Mr. Trost was credited with 2,238 shares under this plan.

OUTSTANDING EQUITY AWARDS AT YEAR END 2008

	Option Awards						Stock Awards
Name	Number Of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested #	Market Value of Shares or Units of Stock that have not Vested $	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that have Not Vested(7) #	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested $
James W. Noyce	10,400	─			15.75	01/15/10
	9,094	─			15.50	01/15/11
	5,958	─			17.97	01/15/12
	14,738	─			19.50	01/15/13
	18,896	4,725	(1)		25.60	01/15/14
	15,543	10,362	(2)		26.35	01/17/15
	9,835	14,754	(3)		32.56	01/16/16
	8,426	33,705	(4)		37.86	01/15/17
	─	70,000	(5)		32.96	01/15/18
	─	19,117	(6)		32.96	05/14/18
									67,877	1,048,700
James P. Brannen	5,164	─			15.75	01/15/10
	223	─			15.13	01/20/10
	6,128	─			15.50	01/15/11
	6,361	─			17.97	01/15/12
	6,607	─			19.50	01/15/13
	2,834	709	(1)		25.60	01/15/14
	3,108	2,073	(2)		26.35	01/17/15
	2,568	3,855	(3)		32.56	01/16/16
	3,183	12,734	(4)		37.86	01/15/17
	─	26,411	(5)		32.96	01/15/18
									27,048	417,892
Bruce A Trost	1,000	─			25.60	01/15/14
	1,148	287	(2-A)		27.06	10/01/14
	5,181	3,454	(2)		26.35	01/17/15
	6,886	10,329	(3)		32.56	01/16/16
	3,490	13,964	(4)		37.86	01/15/17
	─	26,023	(5)		32.96	01/15/18
									34,485	532,793
JoAnn W. Rumelhart	3,182	─			19.50	10/01/11
	5,906	─			25.60	10/01/11
	9,327	─			26.35	10/01/11
	13,512	─			32.56	10/01/11
	17,329	─			37.86	10/01/11
	24,192	─			32.96	10/01/11
									18,491	285,686
John M. Paule	11,184	─			15.75	01/15/10
	5,167	─			15.50	01/15/11
	11,118	─			17.97	01/15/12
	11,376	─			19.50	01/15/13
	3,543	886	(1)		25.60	01/15/14
	5,181	3,454	(2)		26.35	01/17/15
	6,474	9,713	(3)		32.56	01/16/16
	3,321	13,287	(4)		37.86	01/15/17
	─	24,761	(5)		32.96	01/15/18
									32,690	505,061
Richard J. Kypta	1,456	5,826	(4)		37.86	01/15/17
	─	21,912	(5)		32.96	01/15/18
	─	1,911	(6)		29.41	05/14/18
									13,287	205,284

(1)	Vests January 15, 2009.

(2)	Vests in equal portions January 17, 2009 and 2010.

(2-A)	Vests October 1, 2009.

(3)	Vests in equal portions January 16, 2009, 2010 and 2011.

(4)	Vests in equal portions January 15, 2009, 2010, 2011 and 2012.

(5)	Vests in equal portions January 15, 2009, 2010, 2011, 2012 and 2013.

(6)	Vests in equal portions May 14, 2009, 2010, 2011, 2012 and 2013.

(7)

Equity grants of performance based restricted stock vest, if at all, three years after grant to the extent performance goals have been met. Grants under this item have been made in 2006, 2007, and 2008 and will vest in 2009, 2010 and 2011, if earned. In February 2009 the Management Development and Compensation Committee certified that 14.07% of the restricted stock granted in 2006 had been earned. The remainder of shares in the 2006 grant were forfeited.

OPTION EXERCISES AND STOCK VESTED IN 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise #	Value Realized on Exercise $	Number of Shares Acquired on Vesting #	Value Realized on Vesting (1) $
James W. Noyce	4,624	55,488	5,254	165,291
James P. Brannen	—	—	1,051	33,064
Bruce A. Trost	—	—	1,751	55,086
JoAnn W. Rumelhart	—	—	3,152	99,162
John M. Paule	783	3,964	1,751	55,086
Richard J. Kypta	—	—	—	—

(1)	This column represents the stock price of $31.46 on the vesting date of February 19, 2008. These values may be compared to the Company’s year end stock price of $15.45.

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Retirement Plan and the Supplemental Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

PENSION BENEFITS

Name	Plan Name(1)(2)	Number of Years Credited Service #	Present Value of Accumulated Benefit $	Payments During Last Fiscal Year $
James W. Noyce(3)	Qualified Retirement Plan	23	694,445	─
	Supplemental Retirement Plan	23	2,108,135	─
James P. Brannen	Qualified Retirement Plan	17	299,504	─
	Supplemental Retirement Plan	17	319,716	─
Bruce A. Trost	Qualified Retirement Plan	4	89,075	─
	Supplemental Retirement Plan	4	157,755	─
	Non-qualified Plan for Prior Service(4)	32	1,431,799	─
JoAnn W. Rumelhart(5)	Qualified Retirement Plan	─	─	1,647,312
	Supplemental Retirement Plan	─	2,782,727	─
John M. Paule	Qualified Retirement Plan	11	285,708	─
	Supplemental Retirement Plan	11	401,529	─
Richard J. Kypta	Qualified Retirement Plan	1	30,759	─
	Supplemental Retirement Plan	1	32,877	─

(1)

For a description of valuation methods and material assumptions used in accounting for pension obligations, see note 9, Retirement and Compensation Plans, to the Company’s audited consolidated financial statements for the year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2009.

(2)

Employees are generally covered under the FBL Financial Group Retirement Plan and the FBL Financial Group Supplemental Retirement Plan (together, the “plan”). The two plans operate as a single plan to provide total benefits to all participants. The former is a qualified plan under Section 401(a) and the latter plan is a nonqualified plan which provides benefits according to the overall plan formulas, but includes compensation exceeding $230,000 under Section 401(a)(17) and provides benefits provided by the formula which are otherwise limited by Section 415 of the Internal Revenue Code. The plan is generally available to all employees and officers and provides for the same method of allocation of benefits between management and non-management participants. Active participants include employees over age 21 who have worked at least one year and provided at least 1,000 hours of service during the year.

The plan is a defined benefit plan which provides monthly income (or lump sum option) to retirees who have worked for at least 10 years and attained age 55. The amount provided is a percentage of high 36 consecutive month average salary and annual cash incentive calculated according to the following formula: for service prior to 1998, 2% per year for the first 10 years of service, plus 2.5% for each year in excess of 10 years of service, up to 30 years of service; for service after 1997 and prior to 2008, 1.675% per year of service, plus 0.325% per year of service times the average salary and annual cash incentive less social security covered compensation; for service after 2007, 1.275% per year of service, plus 0.225% per year of service time the average salary and annual cash incentive less social security covered compensation. Unreduced early retirement benefits are provided when age plus years of service equal 85 on the benefit earned before 2002. Reduced early retirement benefits on the benefits earned prior to 2008 are generally provided with reductions of 3% per year before age 65. Reduced early retirement benefits on the benefits earned beginning in 2008, are generally provided with reductions of 6.67% per year for ages 60 to 64, and 3.33% per year for ages 55 to 59.

The plan formula provides a monthly benefit for life with a guarantee of 120 monthly payments. There is an automatic annual cost of living adjustment not to exceed 4.0% on the benefit earned before 2002.

Years of service include all years in which an individual first exceeds 1,000 hours of service and any year thereafter in which the person exceeds 500 hours of service. The compensation covered by the plan is calculated based upon total salary and annual cash incentives paid to the participant during the given year.

(3)

The increase in Mr. Noyce’s Present Value of Accumulated Benefit is primarily related to the increase in his 36 month consecutive compensation associated with his promotion to CEO in 2007. Also contributing to the increase was the additional year of service and age.

(4)

As an inducement to employment, Mr. Trost was provided a similar benefit to the benefits provided in the plan through a nonqualified deferred compensation plan where he was given prior service credits for years of service with other Farm Bureau affiliated organizations. Payments under his plan will be offset by benefits he receives from plans of the prior employers.

(5)

The increase in Ms. Rumelhart’s retirement benefits is primarily related to the attainment of the Rule of 85. Due to §409A of the Internal Revenue Code the benefits provided by the FBL Financial Group Supplemental Retirement Plan cannot be paid until six months after her retirement date.

2008 NON-QUALIFIED DEFERRED COMPENSATION

Name	Plan(1)(2)	Executive Contributions in Last FY $	Registrant Contributions in Last FY(2) $	Aggregate Earnings in Last FY $	Aggregate Withdrawals/ Distributions $	Aggregate Balance as Last FYE $
James W. Noyce	Employer Match	─	─	3,154	─	87,075
James P. Brannen	Employer Match	─	─	940	─	29,833
	Salary Deferred Comp(3)	45,440	─	1,230	─	38,605
Bruce A. Trost	Employer Match	─	─	1,235	─	34,859
	Salary Deferred Comp(4)	48,061	─	2,886	─	90,572
JoAnn W. Rumelhart	Employer Match	─	─	1,805	─	49,838
John M. Paule	Employer Match	─	─	1,553	─	42,870
Richard J. Kypta	Employer Match	─	─	─	─	─

(1)

Employer Match Deferred Compensation Plan ─ Employees and executives participated in this plan until year end 2007, when plan balances were frozen, The Company contributed to each participant’s account the amount of employer match to the 401(k) plan than was not made because compensation was in excess of IRS limits. There were no employee contributions made to the plan. The employee may choose to base earnings on the frozen account balances on an investment fund or on FBL Financial Group common stock. Earnings based on the investment fund are credited and debited as if the contributions were invested in that fund. Contributions invested in FBL Financial Group common stock are recorded in units that represent shares of stock. As dividends are paid on the stock, equivalent earnings are added to the units. Distributions of amounts based on the investment fund are distributed in cash and amounts in stock units in shares of FBL Financial Group stock. Distributions are made in lump sum within 90 days of employee termination or if approved for an unforeseen financial hardship.

(2)

Executive Salary and Bonus Deferred Compensation Plan – Employees at the vice president level and above are eligible to participate in this plan. Employees may elect to defer a portion of their compensation and annual cash incentive in exchange for the right to receive shares of FBL Financial Group common stock at a future date. The deferred compensation is recorded in units that represent shares of stock. As dividends are paid on the stock, equivalent earnings are added to the units for each employee in the plan. Distributions are in shares of FBL Financial Group stock equal to the number of units in the employee’s account. Employees may elect to receive distributions in lump sum or five or ten annual installments and choose to receive distributions upon termination or another specified future date.

(3)

The table includes $45,440 of non-equity plan compensation received in 2008 for 2007 performance for Mr. Brannen which he elected to defer to the Executive Salary and Bonus Deferred Compensation Plan. Mr. Brannen’s aggregate balance includes $39,451 previously reported as compensation income to him in prior years.

(4)

The table includes $48,061of non-equity plan compensation received in 2008 for 2007 performance for Mr. Trost which he elected to defer to the Executive Salary and Bonus Deferred Compensation Plan. Mr. Trost’s aggregate balance includes $151,128 previously reported as compensation income to him in prior years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

          The text and tables below reflect the amount of compensation to each of the named executive officers in the event of termination of employment at December 31, 2008. The amount of compensation payable to each named executive officer upon voluntary termination or termination for cause, involuntary not for cause termination, termination following a change in control and in the event of retirement, disability or death of the executive is shown below. The value of restricted stock and stock options was calculated using the year end closing stock price, $15.45. It was also assumed that 14.07% of the restricted stock goals were met for the 2006 grant of restricted stock and that none of the goals were met for the 2007 and 2008 grants in calculating the value vested for retirement or disability.

Payments Made Upon Voluntary Termination or Termination for Cause

          Regardless of the manner in which a named executive officer’s employment terminates, he or she is entitled to receive amounts earned during the term of employment. Such amounts would apply to a voluntary termination, and to a termination for cause, and would include

•	Base salary to the termination date

•	Non-equity incentive compensation earned during the year

•	Stock options which have vested, with 30 days to exercise

•	Executive’s 401(k) account, including Company matching contributions, plus Company contributions and earnings under the employer match deferred compensation plan

•	Amounts contributed by the executive to the Executive Salary and Bonus Deferred Compensation Plan

•	Executive’s accrued and vested retirement benefits

•	COBRA benefits are available for the purchase of medical and dental insurance

•	Group life insurance may be converted to an individual policy without proof of insurability, at executive’s ongoing expense

•	Executive universal life policy may be maintained, by executive paying ongoing premium expense

Payments Made Upon Involuntary Termination – Not for Cause

          The Board of Directors in January 2009 has revised the severance terms available to the members of the insurance management team, including the named executive officers, in case of involuntary termination – not for cause. As for all exempt personnel, the Company provides severance pay in its discretion on a sliding scale of up to 12 months severance for a person with 20 or more years of service. The sliding scale is in six increments based upon completed years of service: 0 years, 1 month; 1 to 4 years, 3 months; 5 to 9 years, 6 months; 10 to 14 years, 6 months; 15 to 19 years, 9 months; 20 or more years, 12 months. The Board retains the discretion to amend, replace and/or repeal the severance benefit.

          In addition, Mr. Noyce has an individual retirement agreement that provides in the event he is involuntarily terminated not for cause between the ages of 60 and 64, he will receive retirement benefits equivalent to what he would receive if he had worked until 65, less a 2% per year reduction.

Payments Made Upon a Change in Control

          The Company has entered into Change in Control Agreements with each of the named executive officers, which continue year to year until terminated by the Company. The Compensation Committee intends to review these agreements in 2009 and expects to reduce their coverage. These agreements provide that if an executive’s employment is terminated following a change of control (other than for cause) or if the executive terminates his employment in defined circumstances constituting “good reason”, in addition to the benefits listed under “Payments Made Upon Termination”:

—	The named executive officer will receive:

•	Salary continuation payments for three years

•	A lump sum payment of three times the executive’s target annual cash incentive

•	An amount equal to the excise tax charged to the named executive officer as a result of the receipt of any change in control payments

•	Continuation of health, dental and life insurance benefits during the salary continuation period

•	Acceleration of vesting and continued accrual of years of service under the Company’s defined benefit retirement plans during the salary continuation period

—	All stock options held by the executive will automatically vest and become exercisable, and

—	All restricted stock grants will vest immediately without reference to performance goals.

          Under the agreements, a change in control is defined as occurring when any person acquires 35% of the combined voting power of the Company, or when during two consecutive years a majority of the directors originally on the Board (and certain designated successors) cease to constitute a majority of the Board. The payments required by the agreements with the named executive officers are triggered if during the three years after a change of control (i) the executive’s duties are changed or diminished inconsistent with his or her position, (ii) the executive’s base salary is reduced, (iii) the executive’s office is relocated more than 50 miles from West Des Moines, Iowa, (iv) existing employee plans are not continued or (v) the agreements are not assumed by the Company’s successor.

Payments Made Upon Retirement

          In the event of the retirement eligibility of a named executive officer, in addition to the payments and transfers listed above:

•	All unvested stock options would vest and all options can be exercised during the shorter of the remainder of the outstanding ten year term, or three years from retirement

•

Restricted stock would vest on the lapse date as to a pro rata portion of the shares that would be available according to the goals set in the restricted stock agreement. The pro rata portion is measured as the time from the grant date to the retirement date divided by the period from the grant date to the lapse date.

•	Amounts accrued and vested under the Company’s Retirement Plan and Supplemental Retirement Plan

•	The executive at his expense may participate in the retiree group health plan for medical coverage; the executive may elect to purchase dental coverage under COBRA

•	The executive receives a $15,000 group term life policy

•	The executive receives a lump sum payment for the executive universal life policy sufficient for it to be paid up at its December 31, 2006 value at age 65, to endow at age 95

Payments Made Upon Disability or Death

          In the event of the death or disability of a named executive officer, in addition to the benefits listed above at Payments Made Upon Termination, and Payments Made Upon Retirement, the named executive officer will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate.

          The disability benefits to executives are in two pieces. First, coverage under the Company’s group disability plan at 50% of pre-disability earnings with a maximum annual benefit of $240,000 (on $480,000 earnings). This is taxable income to the recipient. Second, coverage under an individual policy issued to the executives to cover an additional 25% of pre-disability earnings with a maximum annual benefit of $90,000 (on $360,000 earnings). Executives recognize taxable income equal to the premium payment on this policy, resulting in the disability payments from the individual policy being not taxable income.

          In the event of death of an executive, restricted stock grants would vest immediately as to a pro rata portion of the shares measured from the grant date to date of death, divided by the period from the grant date to the lapse date. Vesting in the event of death is not subject to performance goals.

          In the event of death of an executive, the group life death benefit, and the executive universal life death benefit, would be paid to the beneficiary.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

James W. Noyce	Voluntary	Involuntary Termination for Cause	Involuntary Termination Not for Cause (Including Good Reason)	Change-in Control (Involuntary & Good Reason)	Retirement		Disability		Death
			(1 year)

Base Salary	$	$	$732,000	$2,196,000	$		$		$

Annual cash incentive				1,976,400
“In the money” value of unexercisable options
Outstanding Unvested Restricted Stock				1,048,700		33,864		33,864		624,860
Retirement Plans:
Enhanced Benefit				2,083,693

Medical				38,214

Group Term Life				13,528						1,399,819

Executive UL				79,997						1,366,071

Excise tax gross up for change in control				3,554,166

Total	$	$	$732,000	$10,990,697		$33,864		$33,864		$3,390,750

James P. Brannen	Voluntary	Involuntary Termination for Cause	Involuntary Termination Not for Cause (Including Good Reason)	Change-in Control (Involuntary & Good Reason)	Retirement		Disability		Death
			(9 months)

Base Salary	$	$	$312,188	$1,248,750	$		$		$

Annual cash incentive				749,250
“In the money” value of unexercisable options
Outstanding Unvested Restricted Stock				417,892		8,845		8,845		224,597
Retirement Plans:
Enhanced Benefit				352,434

Medical				38,214

Group Term Life				3,561						594,026

Executive UL				29,327						692,876

Excise tax gross up for change in control				1,333,276

Total	$	$	$312,188	$4,172,704		$8,845		$8,845		$1,511,499

Bruce A. Trost	Voluntary	Involuntary Termination for Cause	Involuntary Termination Not for Cause (Including Good Reason)	Change-in Control (Involuntary & Good Reason)	Retirement		Disability		Death
			(3 months)

Base Salary	$	$	$102,535	$1,230,423	$		$		$

Annual cash incentive				738,254
“In the money” value of unexercisable options
Outstanding Unvested Restricted Stock				532,793		23,708		23,708		337,505
Retirement Plans:
Enhanced Benefit				628,981

Medical				31,081

Group Term Life				2,480						260,353

Executive UL				88,774						1,040,539

Excise tax gross up for change in control				1,513,701

Total	$	$	$102,535	$4,766,487		$23,708		$23,708		$1,638,397

John M. Paule	Voluntary	Involuntary Termination for Cause	Involuntary Termination Not for Cause (Including Good Reason)	Change-in Control (Involuntary & Good Reason)	Retirement		Disability		Death
			(9 months)

Base Salary	$	$	$195,123	$1,170,738	$		$		$

Annual cash incentive				702,443
“In the money” value of unexercisable options
Outstanding Unvested Restricted Stock				505,061		22,292		22,292		319,249
Retirement Plans:
Enhanced Benefit				313,629

Medical				38,214

Group Term Life				2,493						262,359

Executive UL				60,001						975,431

Excise tax gross up for change in control				1,245,332

Total	$	$	$195,123	$4,037,910		$22,292		$22,292		$1,557,039

Richard J. Kypta	Voluntary	Involuntary Termination for Cause	Involuntary Termination Not for Cause (Including Good Reason)	Change-in Control (Involuntary & Good Reason)	Retirement	Disability	Death
			(9 months)

Base Salary	$	$	$96,731	$1,160,775	$	$	$

Annual cash incentive				$696,465
“In the money” value of unexercisable options
Outstanding Unvested Restricted Stock				205,284				68,428
Retirement Plans:
Enhanced Benefit				228,968

Medical				2,721

Group Term Life				15,854				927,654

Executive UL

Excise tax gross up for change in control				1,054,694

Total	$	$	$96,731	$3,364,761	$	$		$996,082

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Parties

          Pursuant to our Corporate Compliance Manual and Code of Conduct, all employees (including our named executive officers) who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that supplies goods or services to, or is a customer of FBL Financial Group, are required to disclose to us prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the work-place. As a result, approval of the business is denied if we believe that the employee’s interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee’s work. Our Corporate Compliance Committee and Corporate Compliance Officer implement our Code of Conduct and related policies, and the Audit Committee of our Board is responsible for overseeing our Ethics and Compliance Program. Our Board members are also subject to compliance with our Code of Conduct. Our Code of Conduct is in writing. To obtain a copy, please see the “Corporate Governance” section above in this Proxy Statement.

          The charter of the Audit Committee requires that it review with the independent accountants and management at each of its regular quarterly meetings any Company transactions involving more than $120,000 where a direct or indirect material interest in the transaction is held by any director, executive officer, nominee for director, 5% shareholder, immediate family member of such person, or companies managed by the Company. The Audit Committee is directed to refer to the Board any transactions which it deems unfair to the Company. Additionally, the Company’s practice is that if the Audit Committee or Board believes a transaction with Farm Bureau Mutual is outside of our normal business practices, that a committee consisting of two independent directors of the Company and two independent directors of Farm Bureau Mutual will determine whether the transaction should be completed, and on what terms. The transactions listed below represent continuing relationships and contracts which have been reviewed by the Audit Committee from time to time over a period of years.

Organization of the Company

          FBL is a holding company which markets individual life insurance policies and annuity contracts through distribution channels of our life insurance subsidiaries. The Farm Bureau Life distribution channel markets to Farm Bureau members and other individuals and businesses in the Midwestern and Western sections of the United States. EquiTrust Life markets individual annuity products through independent agents and brokers. In addition to writing direct insurance, we assume business through various coinsurance agreements. Our life insurance operations are complemented by non-insurance services we provide to third parties and affiliates. These include investment advisory, leasing, marketing and distribution services. In addition, we provide management and administrative services to two Farm Bureau affiliated property-casualty companies.

Management and Marketing Agreements

          We have management agreements with Farm Bureau Mutual and other affiliates under which we provide general business, administrative and management services. For insurance companies, the management fee is equal to a percentage of premiums collected. For non-insurance companies, the management fee is equal to a percentage of expenses incurred. Fee income from Farm Bureau Mutual and its affiliates for these services during 2008 totaled $3,460,000. In addition, Farm Bureau Management Corporation, a wholly-owned subsidiary of the Iowa Farm Bureau Federation, provides certain management services to us under a separate arrangement. During 2008 we incurred related expenses totaling $545,000.

          We have marketing agreements with the Farm Bureau property-casualty companies operating within our marketing territory, including Farm Bureau Mutual and another affiliate. Under the marketing agreements, the property-casualty companies are responsible for the development and management of our agency force for a fee. We paid $5,646,000 to Farm Bureau Mutual under this arrangement during 2008.

Relationship with Farm Bureau Organizations

          American Farm Bureau Federation is a national federation of member organizations having as a major objective and purpose to promote, protect and represent the business, economic, social and educational interests of farmers and ranchers of the nation, and to develop agriculture, and a further objective to correlate Farm Bureau activities and strengthen member state Farm Bureau federations. Through a membership agreement, the Iowa Farm Bureau Federation (our principal shareholder) and similar state Farm Bureau federations throughout the country agree to cooperate in reaching these objectives.

          American Farm Bureau Federation is the owner of the “Farm Bureau” and “FB” designations and related trademarks and service marks including the “FB design” which has been registered as a service mark with the U.S. Patent and Trademark Office. Under the state membership agreements, use of such trade names and marks in each state is restricted to members of the federation and their approved affiliates. We are licensed by the Iowa Farm Bureau Federation to use the “Farm Bureau” and “FB” designations in Iowa, and pursuant thereto, incurred royalty expense of $484,000 for 2008. Our subsidiaries have similar arrangements with Farm Bureau organizations in the other states of the market territory. Royalty expense incurred pursuant to these arrangements totaled $1,384,000. Royalty payments in 2008 in excess of $120,000 were made to the Farm Bureau organization in Kansas ($325,000).

Other Services, Transactions and Guarantees

          We lease our home office properties under a 15-year operating lease from a wholly-owned subsidiary of the Iowa Farm Bureau Federation. Rent expense for the lease totaled $3,448,000 for 2008. This amount is net of $1,395,000 in amortization of the deferred gain on the exchange of our home office properties for common stock that took place on March 31, 1998.

          We provide a number of services to, and receive certain services from, other Farm Bureau organizations, including the Iowa Farm Bureau Federation and Farm Bureau Mutual and their affiliates. The company providing such services is reimbursed based on an allocation of the cost of providing such services.

          Farm Bureau Life and FBL Leasing Services, Inc. own aircraft that are available for use by our affiliates. In 2008, Farm Bureau Mutual and its affiliates paid us approximately $2,142,000 for use of such aircraft.

          Through our subsidiary, FBL Leasing Services, Inc., we leased computer equipment, furniture and automobiles to other Farm Bureau organizations. In 2008, Farm Bureau Mutual paid approximately $9,683,000 and the Iowa Farm Bureau Federation paid approximately $1,046,000 under these leases. In late 2008 we sold a portion of such personal property to an unaffiliated leasing company which in turn leased that property to Farm Bureau Mutual. Under a cost sharing arrangement we are allocated our proportion of the expenses incurred by Farm Bureau Mutual.

          Through our investment advisor subsidiary, EquiTrust Investment Management Services, Inc., we provide investment advice and related services. Farm Bureau Mutual and its affiliates paid us approximately $1,146,000 for these services.

          Farm Bureau Mutual and other Farm Bureau organizations will, on occasion, enter into structured settlement arrangements with EquiTrust Assigned Benefit Company (ETABC), one of our indirect wholly-owned subsidiaries. For a fee, ETABC relieves Farm Bureau Mutual of its contractual obligations relating to a policyholder and funds payments to the policyholder with an annuity contract purchased from Farm Bureau Life. Premiums paid to us during 2008 under this arrangement totaled $1,948,000 from Farm Bureau Mutual and its affiliates and $201,000 from other Farm Bureau organizations.

REPORT OF THE AUDIT COMMITTEE

          The purpose of the Audit Committee is to assist the Board in its general oversight of FBL’s financial reporting, internal controls, compliance and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee. The Charter is available on the Company’s website, www.fblfinancial.com. The Audit Committee is comprised solely of independent directors as defined by the listing standards of the NYSE.

          The Audit Committee is responsible for hiring the independent registered public accounting firm. Ernst & Young LLP has served as such for a number of years. The engagement letters with Ernst & Young LLP for 2008 and 2009 state that disputes between the parties will be resolved by mediation or arbitration, as opposed to litigation, and prohibit awards of punitive damages by arbitrators.

          The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP. Management is responsible for the preparation, presentation and integrity of FBL’s financial statements, accounting and financial reporting principles, establishing and maintaining disclosure controls and procedures, establishing and maintaining internal control over financial reporting, evaluating the effectiveness of disclosure controls and procedures, evaluating the effectiveness of internal control over financial reporting, and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

          Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U. S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

          During the course of 2008, management continued the evaluation of FBL’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Committee meeting. At the conclusion of the year, the Committee reviewed management’s report on the effectiveness of the Company’s internal control over financial reporting.

          The Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm on Internal Controls Over Financial Reporting and its Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements, both included in the Company’s Annual Report on Form 10-K related to its audit of (i) the effectiveness of internal control over financial reporting and (ii) the consolidated financial statements and financial statement schedules. The Committee continues to oversee FBL’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal year 2009.

          The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards 114, “The Auditor’s Communication with Those Charged with Governance” and PCAOB Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That Is Integrated with An Audit of Financial Statements.” In addition, Ernst & Young LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Ernst & Young LLP the firm’s independence.

          Based on the committee’s review of the consolidated financial statements and discussions with and representations from management and Ernst & Young LLP referred to above, the Audit Committee recommended to the Board of Directors that FBL’s audited consolidated financial statements be included in FBL’s Annual Report on Form 10-K for fiscal year 2008, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Paul E. Larson, Chair
Jerry L. Chicoine
Robert H. Hanson

PROPOSAL NUMBER TWO — RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The Audit Committee has appointed, and the Board has approved, Ernst & Young LLP as our Independent Registered Public Accounting Firm for 2009. You are being asked to ratify this action of the Audit Committee. Should you not ratify the Audit Committee’s action, it will review the matter, and may make such decision as it believes appropriate, consistent with its role as the sole body responsible for appointing the Independent Registered Public Accounting Firm. That decision may include retaining the Independent Registered Public Accounting Firm despite not receiving your ratification, or dismissing the firm at any time if conditions warrant.

          Ernst & Young LLP provided audit and other services during 2008 and 2007 for fees totaling $1,450,700 and $1,467,700, respectively. This included the following fees:

          Audit Fees: $1,371,700 and $1,385,000, respectively, for the annual audit of the Company’s consolidated financial statements and review of interim financial statements in the Company’s Reports on Form 10-Q;

          Audit Related Fees: $63,100 and $60,300, respectively, primarily for employee benefit plan audits;

          Tax Related Fees: $15,900 and $22,400, respectively, for tax compliance, tax consulting and tax planning;

          All Other Fees: $0 and $0, respectively.

          The Company’s policy as reflected in the Audit Committee Charter which can be found on our website at www.fblfinancial.com, is that all services provided by the Company’s Independent Registered Public Accounting Firm, and fees for such services, must be approved in advance by the Audit Committee. The committee has determined to grant general pre-approval authority for tax services that are routine and recurring, and would not impair the independence of the Independent Registered Public Accounting Firm, of $5,000 per engagement and $35,000 in total for the calendar year, and for other services that are routine and recurring, and would not impair the independence of the Independent Registered Public Accounting Firm, of $10,000 per engagement and $40,000 in total for audit services, and $10,000 per engagement and $40,000 in total for audit related services. Engagements exceeding those limits require specific pre-approval. The Audit Committee reviews with Ernst & Young LLP whether the non-audit services to be provided are compatible with maintaining their independence. Permissible non-audit services are usually limited to fees for tax services, accounting assistance or audits in connection with acquisitions, and other services specifically related to accounting or audit matters such as audits of employee benefit plans.

          Representatives of Ernst & Young LLP will be present at the meeting, will be available to respond to questions and may make a statement if they so desire.

YOUR BOARD UNANIMOUSLY RECOMMENDS YOUR VOTE FOR
THE RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2009.

          Abstentions or votes withheld on any of the proposals will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast.

FBL FINANCIAL GROUP, INC.
5400 UNIVERSITY AVENUE
WEST DES MOINES, IA 50266

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date (two days before for participants in the Farm Bureau 401(k) Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by FBL Financial Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date (two days before for participants in the Farm Bureau 401(k) Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to FBL Financial Group, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received prior to the Annual Meeting on May 20, 2009 (two days before for participants in the Farm Bureau 401(k) Plan).

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M11878	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FBL FINANCIAL GROUP, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote “FOR” the following:
Vote On Directors			☐	☐	☐

1.	Election of Class A Directors:

Nominees:

	01) Jerry L. Chicoine	05) Edward W. Mehrer
	02) Tim H. Gill	06) James W. Noyce
	03) Robert H. Hanson	07) Kim M. Robak
	04) Paul E. Larson	08) John E. Walker

The Board of Directors recommends you vote “FOR” the following proposal:		For	Against	Abstain

2.	Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for 2009.	☐	☐	☐

3.	On any other matter that may be submitted to a vote of shareholders.

Please mark, sign, date and timely return this Proxy in the enclosed postage–paid envelope.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com and at www.fblfinancial.com. In addition, you can view a video message to shareholders at www.fblfinancial.com.

M11879

FBL FINANCIAL GROUP, INC. Annual Meeting May 20, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned Class A shareholder of FBL Financial Group, Inc., an Iowa corporation, appoints Craig A. Lang and James W. Noyce, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all Class A shares of stock of said Corporation which the undersigned is entitled to vote at the annual meeting of its shareholders to be held at the principal executive offices of the Corporation at 5400 University Avenue, West Des Moines, Iowa, on May 20, 2009, at 9:00 a.m. and at any adjournment thereof, with all powers the undersigned would possess if personally present, as indicated on the reverse side.

This proxy will be voted “FOR” items 1 and 2 if no instruction to the contrary is indicated. If any other business is presented at the meeting, this proxy will be voted in accordance with the recommendation of Management.

Attention participants in 401(k) Plan: If you hold shares of FBL Financial Group, Inc. Class A Common Stock through Farm Bureau’s 401(k) Plan, you should complete, sign and return this proxy card to instruct the trustee of the Plan how to vote these shares. Your proxy must be received no later than 11:59 P.M., Central Time, on May 18, 2009 so that the trustee of the Plan (who votes the shares on behalf of Plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. Any shares of FBL Financial Group, Inc. Class A Common Stock held in the Farm Bureau 401(k) Plan that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the Plan that are timely voted.

Please mark, sign, date and timely return this Proxy in the enclosed postage–paid envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***
IMPORTANT NOTICE Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 20, 2009

FBL FINANCIAL GROUP, INC.

FBL FINANCIAL GROUP, INC. 5400 UNIVERSITY AVENUE WEST DES MOINES, IA 50266

Meeting Information
Meeting Type: Annual
For holders as of: 03/13/09
Date: 05/20/09 Time: 9:00 A.M., CT
Location:	Principal Executive Offices of the Corporation 5400 University Avenue West Des Moines, IA 50266
Meeting Directions: For meeting directions, please call FBL Financial Group’s Investor Relations Department at (515) 225-5400

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or at www.fblfinancial.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

M11882

—— Before You Vote ——
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT AND FORM 10-K

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	3)	BY E-MAIL*:	sendmaterial@proxyvote.com

*	If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. To facilitate timely delivery, please make the request as instructed above on or before May 6, 2009.

You can also view a video message to shareholders at www.fblfinancial.com

—— How To Vote ——
Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12-Digit Control Number available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M11883

Voting Items

The Board of Directors recommends that you vote “FOR” the following:

1.	Election of Class A Directors:
	Nominees:

	01)	Jerry L. Chicoine	05)	Edward W. Mehrer
	02)	Tim H. Gill	06)	James W. Noyce
	03)	Robert H. Hanson	07)	Kim M. Robak
	04)	Paul E. Larson	08)	John E. Walker

The Board of Directors recommends you vote “FOR” the following proposal:

2.	Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for 2009.

3.	On any other matter that may be submitted to a vote of shareholders.

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M11885